                                                                   EXHIBIT 10.23

                            ORGANIZATION AGREEMENT

                       ------------------------------

     AGREEMENT, dated as of November 22, 1995, by and among PSH CORP., a Delaware corporation ("Penske"), KAISER VENTURES INC., (formerly known as Kaiser Resources Inc.), a Delaware corporation ("Kaiser"), and PENSKE SPEEDWAYS HOLDING CORP., a Delaware corporation (the "Corporation").

     WHEREAS, the Corporation's and Penske's indirect subsidiary, Penske Speedway, Inc., a Michigan corporation ("Penske Speedway") and Kaiser entered into an Agreement Regarding the Development of a Motorsports Complex in the County of San Bernardino, California dated effective April 11, 1994; as amended (the "Development Agreement"); and

     WHEREAS, Penske Speedway and Kaiser set forth the general terms on which they desired to proceed with the development of The California Speedway in an Outline of Terms modifying the Agreement, dated April 11, 1995 (the "Outline of Terms"); and

     WHEREAS, Penske has caused the incorporation of the Corporation in Delaware; and

     WHEREAS, the Corporation is a wholly-owned subsidiary of Penske; and

     WHEREAS, this is the agreement contemplated by the Development Agreement and the Outline of Terms.

     NOW THEREFORE, in consideration of the covenants, agreements, representations and warranties, and subject to the conditions, herein set forth, the parties hereto hereby agree as follows:


                                   ARTICLE I.
                               TRANSFER OF STOCK

     1.1 SHARES OF STOCK TO BE TRANSFERRED. Upon the terms and subject to the conditions and on the basis of the representations and warranties set forth in this Agreement, Penske shall at the Closing cause the Corporation to convey, assign, transfer and deliver to Kaiser in a tax free reorganization under the U.S. Internal Revenue Code of 1986, as amended (the "Code"), pursuant to the Plan of Contribution/Reorganization annexed hereto as Exhibit "B", Fifteen Thousand (15,000) shares of the authorized and newly issued preferred stock of the Corporation, with a par value of One Cent ($.01) per share (the "Preferred Stock"), having the characteristics set forth on Schedule 1.1 hereof.

     1.2 CONSIDERATION FOR PREFERRED STOCK. Upon the terms and conditions and on the basis of the representations and warranties set forth in this Agreement and in a tax free

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reorganization under the Code pursuant to the Plan of Contribution/
Reorganization annexed hereto as Exhibit "B", Kaiser shall, at the Closing, cause the transfer to the Corporation, of all of the issued and outstanding stock of Speedway Development Corporation, a California corporation ("SDC"), specified on Schedule 1.2 hereto, for the shares of stock in the Corporation specified in Article 1.1 to be transferred to Kaiser at the Closing.


                                  ARTICLE II.
                   REPRESENTATIONS, WARRANTIES AND AGREEMENT
                           OF PENSKE AND CORPORATION

     Penske represents and warrants to Kaiser as follows:

     2.1 CORPORATE POWER AND AUTHORITY. Penske, the Corporation, Penske Speedway and each subsidiary of Penske Speedway are each a corporation duly organized, validly existing and in good standing under the laws of the state of its formation and are duly licensed and qualified to do business and are in good standing in each jurisdiction where the conduct of its business requires such qualification, and each has full corporate power and authority to own or hold under lease its property and to conduct its business as and where such business is now conducted.

     2.2 STOCK OWNERSHIP OF CORPORATION. Penske owns of record and beneficially Eighty-Five Thousand (85,000) shares of common stock of the Corporation, $.01 per share par value which constitutes all of the issued and outstanding shares of stock of the Corporation. The Corporation is authorized to issue Five Hundred Thousand (500,000) shares of common stock of the Corporation, $.01 per share par value, and One Hundred Thousand (100,000) shares of preferred stock of the Corporation, $.01 per share par value. All of the outstanding shares of stock of the Corporation have been validly issued and are fully paid and nonassessable; the shares of the Corporation owned by Penske are so owned free and clear of any claim, lien or encumbrance; and the Corporation is under no obligation to issue, now or in the future, any additional shares of stock except to Kaiser as provided in this Agreement.

     2.3 STOCK OWNERSHIP OF PENSKE. Penske Performance, Inc. owns of record and beneficially Eight Hundred (800) shares of common stock of Penske, $0.01 per share par value, and Facility Investments, Inc. ("FII"), a wholly owned subsidiary of International Speedway Corporation ("ISC") owns or, assuming the satisfaction of the closing conditions, will own as of the Closing Date of record and beneficially Two Hundred (200) shares of Penske common stock, which collectively constitutes all of the issued and outstanding stock of Penske. Penske has no other class of stock authorized. All outstanding shares of Penske have been and will be validly issued and are fully paid and nonassessable; the shares of Penske owned by Penske Performance, Inc. and FII are so owned or will be owned on the Closing Date free and clear of any claim, lien or encumbrance, other than rights and responsibilities to the other set forth in the agreements listed on Schedule 2.17, and except to FII on the Closing Date, Penske is under no obligation to issue now, or in the future, any additional shares of stock or create and issue any class of securities.

     2.4 STOCK OWNERSHIP OF SUBSIDIARIES. The Corporation owns of record and beneficially Eight Hundred Thousand (800,000) shares of common stock of Penske Speedway,

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$1.00 per share par value, which constitutes all of the issued and outstanding shares of stock of Penske Speedway. Penske Speedway owns of record and beneficially One Thousand (1,000) shares of common stock of Motorsports International Corp., $1.00 per share par value which constitutes all of the issued and outstanding shares of stock of Motorsports International Corp. Penske Speedway owns of record and beneficially One Thousand (1,000) shares of common stock of The California Speedway Corporation, $0.01 per share par value, which constitutes all of the issued and outstanding shares of stock of The California Speedway Corporation ("TCS"). Penske Speedway owns of record and beneficially Thirteen Thousand Six Hundred and Thirty (13,630) shares of common stock of Pennsylvania International Raceway, Inc., $100.00 per share par value which constitutes approximately 84.2% of the issued and outstanding shares of stock of Pennsylvania International Raceway, Inc. Jim Williams owns of record and beneficially Two Thousand Five Hundred and Fifty-Seven (2,557) shares of common stock of Pennsylvania International Speedway, Inc. which constitutes 15.8% of the issued and outstanding shares of stock. Penske Speedway owns of record and beneficially Sixty-One Thousand (61,000) shares of the common stock of North Carolina Motor Speedway, Inc. $0.25 per share par value (the "Rockingham Transaction"). All of the outstanding shares of each subsidiary of Penske Speedway have been validly issued and are fully paid and nonassessable. The shares of Penske Speedway owned by the Corporation and the shares owned by Penske Speedway in each subsidiary of Penske Speedway are so owned free and clear of any claim, lien or encumbrance; and neither the Corporation nor any subsidiary of Penske Speedway is under any obligation to issue, now or in the future, any additional shares of stock except as set forth in this Agreement. There is no written or verbal agreement or understanding to purchase or redeem the shares of stock owned by Jim Williams in Pennsylvania International Raceway, Inc. now or in the future except as set forth in a shareholders agreement described on Exhibit 2.4.

     2.5 AUTHORIZATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the shareholders of Penske and the Board of Directors of Penske, the Corporation and TCS, and the execution and delivery of this Agreement, the Shareholders Agreement annexed hereto as Exhibit "A" and the Plan of Contribution/Reorganization annexed hereto as Exhibit "B", and the consummation of the transactions contemplated hereby will not violate or constitute a default under the articles of incorporation or By-Laws of Penske, the Corporation or TCS, as applicable, or any contract or other instrument to which Penske, the Corporation or any direct or indirect subsidiary of the Corporation is a party or by which any of them or any asset of any of them is bound, or any law, ordinance, regulation, writ, injunction or decree of any governmental body or agency or any court to which Penske or the Corporation or any direct or indirect subsidiary of the Corporation is subject, except as set forth in Schedule 2.5.

     2.6 NO MATERIAL ADVERSE CHANGE. Except as disclosed in writing to Kaiser in a Disclosure Memorandum, neither the Corporation nor any direct or indirect subsidiary of the Corporation since the date of the Development Agreement:

          (a) has transferred, assigned or otherwise disposed of, or encumbered, any of its assets or business, or entered into any transaction, other than in the ordinary course of business;

          (b) acquired, leased or obtained an option to acquire any real or personal property, including intangible personal property, other than in the ordinary course of business or the Rockingham Transaction;

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          (c) declared or paid any dividend or made any distribution or other payment to Penske, or affiliate of Penske, or issued, redeemed or otherwise acquired any of its stock or made any change in its capital structure other than in repayment of advances made by Penske or an affiliate of Penske or to reimburse Penske or an affiliate of Penske for the actual cost of goods or services utilized by the Corporation or its subsidiaries or in payment of management fees by a subsidiary of the Corporation to Penske or to Penske Performance, Inc. or a subsidiary thereof. Schedule 2.6(b) is a true and correct statement in all material respects, of the amount, description and the dates of the dividends, and/or management fees paid since the date of the Development Agreement;

          (d) paid any bonus to or granted any increase in the rates of pay of any of its directors, officers, or other employees, or made any increase in the pension, retirement or other benefits of its directors, officers, or other employees, other than in the ordinary course of business, except as set forth in
Schedule 2.6(d).

     2.7 PROPERTIES OF THE CORPORATION. Except as set forth on Schedule 2.7, the Corporation and its direct and indirect subsidiaries have good and marketable title to all of their respective assets, free and clear of all liens, claims and encumbrances except: (a) assets consumed or disposed of in the ordinary course of business; (b) liens, claims or encumbrances incurred and to be paid or discharged in the ordinary course of business; (c) encumbrances which do not materially adversely affect the use of the property by the Corporation or its subsidiaries in its business; and (d) Permitted Liens specified on Schedule 2.7(d).

     2.8 FINANCIAL INFORMATION. Penske Speedway's audited consolidated financial statement for Penske Speedway and each of its corporate subsidiaries as of and for the fiscal year ended December 31, 1994 (the "PSI Statement Date"), and the March 31 and September 30, 1995, unaudited consolidated financial statements for PSI and each of its corporate subsidiaries, copies of which are referenced on Schedule 2.8 and previously furnished to Kaiser, are complete and correct in all material respects, were prepared in accordance with generally accepted accounting principles applied consistently and on a basis consistent with those applied in previous accounting periods, and fairly present Penske Speedway's financial condition as of said dates and the results of its operations for the periods covered thereby on a consolidated basis with the subsidiaries; provided, however, the unaudited financial statements shall be subject to reasonable year-end adjustments in the ordinary and normal course of business or any restatement required as a result of the transactions contemplated by this Agreement. Except as may be indicated on Schedule 2.8, the amounts of net income shown therein, after provision for federal and state income taxes, if any, represent operating income from the normal operation of Penske Speedway's business and do not include any material item of non-recurring or special income such as, but not limited to, intercompany profits, profits on re-evaluation of inventory or other assets or profit on the sale of capital assets (other than sale of motor vehicles and the sale of other capital assets in the ordinary course of business which do not exceed $500,000 in the aggregate during any fiscal year).

     2.9 MATERIAL CONTRACTS AND OBLIGATIONS. Penske had previously furnished to Kaiser a true and complete list, in all material respects, of all contracts, commitments, obligations and arrangements of the Corporation and any direct or indirect subsidiary of the Corporation relating to the 1995 and subsequent year(s) Indy Car and NASCAR racing events, whether written or oral, to which the Corporation or any direct or indirect subsidiary of the Corporation is a party, which involves the anticipated expenditure obligation to pay, or receipt of more than Two Hundred Fifty

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Thousand Dollars ($250,000) in any twelve (12) month period except for these items described in Schedule 2.7(d) as Permitted Liens (individually, a "Material Contract"; collectively "Material Contracts"). Material Contracts shall include, but are not limited to, all sanctioning agreements providing for racing events in 1995 and beyond. Neither the Corporation nor any direct or indirect subsidiary of the Corporation is in default or, to the best of its knowledge, has violated the terms of any Material Contract which could have a material adverse effect upon the Corporation or its subsidiaries (a "Material Adverse Effect"), and the execution and performance of this Agreement will not conflict with or result in any violation or default under a Material Contract which could have a Material Adverse Effect.

     2.10 INSURANCE. The Corporation, its direct and indirect subsidiaries and their respective assets are insured for reasonable amounts, as the Corporation and its subsidiaries have determined in their reasonable discretion, against such risks as they believe to be appropriate and have maintained all insurance required by any Material Contract or by law or regulation.

     2.11 LITIGATION. To the best of the knowledge of Penske and the Corporation, there is no material claim, action, suit, investigation or proceeding pending or threatened to which Penske or the Corporation or its direct or indirect subsidiaries are or would be a party or by which any of their respective assets may be bound which is not covered by the insurance set forth in Section 2.10 or by insurance extended by third parties or by reserves and accruals set forth in the financial statements referenced in Schedule 2.8.
There is no claim, action, suit, investigation or proceeding pending or threatened to which Penske or the Corporation or its direct or indirect subsidiaries are or would be a party which could individually or in the aggregate have a Material Adverse Effect or which is likely to result in the restraint or prohibition of, or the obtaining of damages or other relief in connection with, the performance of this Agreement or the consummation of the transactions contemplated hereby, except as set forth on Schedule 2.11.

     2.12 NO DEFAULTS OR VIOLATIONS. To the best of the knowledge of Penske and the Corporation, Penske and its direct and indirect subsidiaries are not in violation of any statute, ordinance, regulation, order, writ, injunction or decree of any governmental body or agency or any court the violation of which, considered in the aggregate, would have a Material Adverse Effect.

     2.13 TRADEMARKS. Schedule 2.13 correctly sets forth a true and complete list of each trade name, trademark, or service mark used by the Corporation in its business as presently conducted, each of which are utilized by the Corporation or its direct or indirect subsidiaries, to the best of the knowledge of Penske and the Corporation, without conflict of the rights of others.

     2.14 NO FINDERS. No finder, broker or other intermediary has been used by Penske or the Corporation in connection with the transactions contemplated by this agreement and no person will be entitled to a finders fee or brokerage commission upon consummation of such transactions or otherwise in connection therewith. Penske agrees to indemnify and hold harmless Kaiser from and against any finders fees arising out of the conduct of Penske or the Corporation.

     2.15 CAPITAL CONTRIBUTION. The Corporation has since April 11, 1994 caused, or will, on or before the Closing Date cause, the contribution of a total of $19,975,000 of new cash equity to Penske Speedway and TCS. This cash equity contribution shall be measured following reimbursement of Penske's, the Corporation's, and Penske Speedway's portion of the pre-development expenses (the 80%) and Development Agreement Section 3.4 expenses advanced by

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them, out of capital contributions and/or loans. Any further reimbursement of
Penske's, the Corporation's, and Penske Speedway's portion of the aforesaid expenses advanced by them shall be accomplished in accordance with Section 8.9 of this Agreement.

     2.16 NO CONSENT OF JIM WILLIAMS. No consent of any nature or type is required from Jim Williams for Penske and its direct and indirect subsidiaries to consummate the transactions contemplated by this Agreement.

     2.17 DISCLOSURE OF AGREEMENTS WITH FII AND ISC. Schedule 2.17 and the Disclosure Memorandum correctly set forth a true and complete list of each agreement and understanding that FII and ISC or an affiliate of FII or ISC has with Penske Corporation, Penske Performance, Inc., Penske or any direct or indirect subsidiary of Penske respecting the matters set forth in Section 2.15, the Development Agreement, and the Outline of Terms (the "California Speedway Development") or the ownership and/or development and/or operation of any motorsports complex. A true and correct copy of each item listed on Schedule
2.17 and the Disclosure Memorandum has been furnished to Kaiser. Except as set forth in Schedule 2.17 or in the Disclosure Memorandum, there are no written or oral contracts, commitments or understandings among Penske Corporation or its subsidiaries with FII or ISC regarding: (i) the California Speedway Development; (ii) the ownership and/or development and/or operation of any motorsports complex; (iii) any right to acquire now or in the future an interest in Penske or any direct or indirect subsidiary of Penske; or (iv) any right to acquire now or in the future by Penske or any of its direct or indirect subsidiaries an interest in FII, ISC or any direct or indirect subsidiary of FII or ISC.

     2.18 INVESTMENT REPRESENTATION OF THE CORPORATION. The Corporation will acquire the common stock of SDC to be received by it pursuant to this Agreement for its own account for an investment and not with a view of distribution or sale in connection with any distribution thereof.


                                  ARTICLE III.
              REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF KAISER

     Kaiser represents to and agrees with the other parties hereto as follows:

     3.1 INVESTMENT REPRESENTATION. Kaiser will acquire the Preferred Stock to be received from the Corporation pursuant to this Agreement for its own account for investment and not with a view of distribution or for sale in connection with any distribution thereof. Similarly, Kaiser agrees that upon conversion of the Preferred Stock, the common stock of the Corporation received by it will be held for its own account for investment and not with a view of distribution.

     3.2 CORPORATE POWER. Kaiser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and SDC is a corporation duly organized, validly existing and in good standing under the laws of California, and each are duly licensed and qualified to do business and are in good standing in each jurisdiction where the conduct of its business requires such qualification, and each has full corporate power and authority to own or hold under lease its property and to conduct its business as and where such business is now conducted.

     3.3 AUTHORIZATION. Kaiser has secured all necessary approvals for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and the

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execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate or constitute a default under any contract or other instrument to which Kaiser or SDC is a party or by which it or SDC or any of their assets or affiliates are bound, or any law, ordinance, regulation, writ, injunction or decree of any governmental body or agency or any court to which they are subject, except as set forth in Schedule 3.3.

     3.4 NO DEFAULTS OR VIOLATIONS. To the best of the knowledge of Kaiser, it, SDC, and their affiliates are not in violation of any statute, ordinance, regulation, order, writ, injunction or decree of any governmental body or agency or any court the violation of which, considered in the aggregate, would materially adversely affect the business or properties of Kaiser or SDC, except as set forth in Schedule 3.4.

     3.5 NO FINDERS. No finder, broker or other intermediary has been used by Kaiser or SDC in connection with the transactions contemplated by this Agreement, and no person will be entitled to a finder's fee or brokerage commission upon consummation of such transactions or otherwise in connection therewith. Kaiser agrees to indemnify and hold harmless Penske and its affiliates from and against any finders fees arising out of the conduct of Kaiser or SDC.

     3.6 STOCK OWNERSHIP. Kaiser owns of record and beneficially One Hundred Thousand (100,000) shares of common stock of SDC, of no par value per share, which constitutes all of the issued and outstanding shares of stock of SDC. SDC is authorized to issue One Hundred Thousand (100,000) shares of common stock of SDC, of no par value. All of the outstanding shares of stock of SDC have been validly issued and are fully paid and nonassessable; the shares of SDC owned by Kaiser are so owned free and clear of any claim, lien or encumbrance other than the responsibilities and obligations set forth in this Agreement; and Kaiser is under no obligation to issue, now or in the future, any additional shares of stock.

     3.7 NO MATERIAL ADVERSE CHANGE. Except as disclosed in writing to Penske in a Disclosure Memorandum, there has been no material adverse change in the status of the Real Property (as hereinafter defined) since the date of the Development Agreement, and Kaiser and SDC will not incur any obligations or commitments representing the status of the Real Estate or affecting The California Speedway after the date of this Agreement and prior to the Closing without the prior consent of Penske, and SDC:

          (a) has not transferred, assigned or otherwise disposed of, or encumbered, any of its assets or business, or entered into any transaction or commitment to do the foregoing;

          (b) has not declared or paid any dividend or made any distribution or other payment to Kaiser or any affiliate of Kaiser or issued, redeemed or otherwise acquired any of its stock or made any change in its capital structure.

     3.8 NO LIABILITIES. Except as disclosed in writing to Penske in a Disclosure Memorandum, SDC has no liabilities.

     3.9 PROPERTIES OF SDC. SDC has good and marketable title to all its assets, including the real estate, and improvements thereto, specified on
Schedule 3.9 free and clear of all liens, claims and encumbrances, except Permitted Liens specified on Schedule 3.9(a).

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     3.10 LITIGATION.  To the best of the knowledge of Kaiser, there is no material claim, action, suit, investigation or proceeding pending or threatened to which Kaiser or SDC is or would be a party or by which any of their assets may be bound except as specified in Schedule 3.10. Except as specified in
Schedule 3.10, there is no claim, action, suit, investigation or proceeding pending or threatened to which Kaiser or SDC is or would be a party which could individually or in the aggregate materially and adversely affect the financial condition, operations or business of Kaiser or SDC, or is likely to result in the restraint or prohibition of, or the obtaining of damages or other relief in connection with, the performance of this Agreement or the consummation of the transactions contemplated hereby.

     3.11 NO DEFAULTS OR VIOLATIONS. To the best of the knowledge of Kaiser, Kaiser or SDC are not in violation of any statute, ordinance, regulation, order, writ, injunction or decree of any governmental body or agency or any court the violation of which, considered in the aggregate, would materially adversely affect the business or properties of Kaiser or SDC.

     3.12 TRADEMARKS: PERMITS. Schedule 3.12 correctly sets forth a true and complete list of each trade name, trademark or service mark or governmental permit or approval used by SDC in its business, or obtained previously, each of which are utilized by SDC, without conflict of the rights of others, to the best of the knowledge of Kaiser except as may be noted in Schedule 3.12.

     3.13 TENANCIES. All tenancies associated with the Real Property have been terminated and the Real Property is free of all tenancies and licensees except for the Permitted Liens as specified in Schedule 3.9(a) and A&C Recycling, which shall vacate the Real Property prior to February 1, 1996.


                                  ARTICLE IV.
                                    CLOSING

     4.1 CLOSING DATE. The Closing of the transactions provided for herein shall be held at the office of The California Speedway Corporation, 3633 E. Inland Empire Blvd., Suite 850, Ontario, California 91764, or at such other place as the parties shall agree. The closing of the transactions contemplated in this Agreement shall be held on November 21, 1995, or the third (3rd) business day thereafter following the date on which all of the conditions to each party's obligations hereunder have been satisfied or waived, or such other date as may be agreed upon by the parties (the "Closing Date").

     4.2 DELIVERIES BY PENSKE. At the Closing, Penske will deliver the following to Kaiser:

          (a) a stock certificate representing the Preferred Stock of the Corporation issued in the name of Kaiser;

          (b) the opinion, certificates and other documents required to be delivered by it under this Agreement;

          (c) all other documents, instruments and writings required to be delivered by Penske and/or the Corporation on or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith;

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          (d) the Shareholders Agreement, executed by Penske and the
Corporation, in the form annexed hereto as Exhibit "A";

          (e) the Plan of Contribution/Reorganization executed by the Corporation and TCS in the forms attached hereto as Exhibit "B";

          (f) a recently issued certificate from the Secretary of State of the States of Delaware, Michigan and Pennsylvania as to the corporate good standing of Penske, TCS, and the Corporation (Delaware), Penske Speedway and Motorsports International Corp. (Michigan) and Pennsylvania International Raceway, Inc. and Motorsports International Corp. (Pennsylvania);

          (g) a certified copy (by the corporate secretaries) of the Certificate of Incorporation and By-Laws of each of the corporations specified in (f) above;

          (h) resolutions of the Board of Directors of Penske, the Corporation, Penske Speedway and TCS, as applicable, authorizing the execution and performance of this Agreement, the Shareholder Agreement and the Plan of Contribution/Reorganization;

     4.3 DELIVERIES BY KAISER. At the Closing, Kaiser will deliver the following to Penske and the Corporation:

          (a) a stock certificate representing all of the issued and outstanding shares of SDC to be transferred to the Corporation accompanied by stock powers duly executed in blank or duly executed instruments of transfer and any other documents that are necessary to transfer to the Corporation good title to all shares of SDC, free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims, and options of whatever nature arising prior to the Closing;

          (b) the opinion, certificates and other documents contemplated required to be delivered by it under this agreement;

          (c) all other documents, instruments and writings required to be delivered by Kaiser at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith;

          (d) a copy of the grant deed to the Real Property (as defined on Schedule 4.3(d)) duly executed and acknowledged by Kaiser, and recorded with the San Bernardino County Recorders Office, evidencing SDC's ownership of the Real Property (with the By-Products Area which has been capped established as a separate legal parcel) at the Closing free and clear of all liens, restrictions, easements, leases, tenancies, assessments, charges, encumbrances, rights of use or possession or any other title objections except the Permitted Liens specified on Schedule 4.3(d)(1);

          (e) a copy of all of the approvals and permits specified on Schedule 3.12;

          (f) a copy of the owner's policy of title insurance issued by Chicago Title Insurance Company ("CTIC") evidencing in favor of SDC as owner, an ALTA Form B (latest edition) Extended Coverage Owner's Policy of Title Insurance for the Real Property in the amount of $25 million without exceptions for any liens, assessments, restrictions, encumbrances, easements, leases,

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tenancies, claims or rights of use or possession or any other title objections except the Permitted Liens;

          (g) the Shareholders Agreement, executed by Kaiser, in the form annexed hereto as Exhibit "A";

          (h) the Plan of Contribution/Reorganization, executed by SDC, in the form annexed hereto as Exhibit "B";

          (i) lists of all of the directors and officers of SDC certified by the secretary or assistant secretary thereof and resignation of Messrs. Stoddard, Larson, Redmond, Verhey and Cook, as directors and officers of SDC stated to take effect on the Closing Date;

          (j) a recently issued certificate from the Secretary of State of the States of Delaware and California as to the corporate good standing of Kaiser and SDC, respectively;

          (k) a certified copy (by the corporate secretaries of Kaiser and SDC) of the Certificate of Incorporation and By-Laws of Kaiser and SDC;

          (l) resolutions of the Board of Directors of Kaiser and SDC authorizing the execution and performance of this Agreement and the Shareholder Agreement and the Plan of Contribution/Reorganization, as applicable.

     4.4 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE TRANSACTIONS CONTEMPLATED HEREBY. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) none of Kaiser, SDC, Penske, Penske Speedway, or the Corporation shall be subject to any order, decree or injunction of a court of competent jurisdiction which prevents or delays beyond December 31, 1995, any of the transactions contemplated by this Agreement;

          (b) if necessary, Kaiser and Roger S. Penske and any other "person" (as defined in the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act")) required in connection with the transactions contemplated hereby to file a Notification and Report Form for Certain Mergers and Acquisitions with the Department of Justice and the FTC pursuant to the HSR Act shall have made such filing and all applicable waiting periods with respect to each such filing (including any extensions thereof) shall have expired or been terminated.

     4.5 CONDITIONS TO THE OBLIGATIONS OF KAISER TO EFFECT THE TRANSACTIONS CONTEMPLATED HEREBY. The obligations of Kaiser to effect the transactions contemplated hereby shall be further subject to the fulfillment at or prior to the Closing Date of the following conditions, any one or more of which may be waived by Kaiser:

          (a) Penske, the Corporation and the Corporation's direct and indirect subsidiaries shall, in all material respects, have performed and complied with the agreements contained in this Agreement, the Development Agreement, and the Outline of Terms required to be performed and complied with by them at or prior to the Closing Date, and the representations and warranties of Penske and the Corporation set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except as otherwise contemplated by this Agreement), and Kaiser shall have received a certificate to that effect signed on behalf of each of Penske and the Corporation by the President or Chief Financial Officer thereof; and

          (b) Kaiser shall have received an opinion from Lawrence N. Bluth, Vice President and General Counsel of Penske Corporation, dated the Closing Date and satisfactory in form and substance to Kaiser and its counsel, substantially to the effect that:

          (i) Penske, the Corporation and each of the direct and indirect subsidiaries of the Corporation, are corporations organized, existing and in good standing under the laws of the state of their respective state of formation, Penske, the Corporation and TCS each has the corporate power and authority to execute and deliver this Agreement, and the Shareholders Agreement and the Plan of Contribution/Reorganization, as applicable, and to consummate the transactions contemplated hereby; and the execution and delivery of this Agreement, the Shareholders Agreement and the Plan of Contribution/Reorganization, and the consummation of the transactions contemplated hereby have been duly authorized by requisite corporate action taken on the part of each of them;

          (ii) upon consummation of the Closing, all Preferred Stock received by Kaiser will be issued, fully paid and nonassessable and will constitute all the issued and outstanding Preferred Stock of the Corporation;

          (iii) this Agreement, and the Shareholders Agreement and the Plan of Contribution/Reorganization, have been executed and delivered by Penske and the Corporation, and TCS, as applicable, and (assuming the valid authorization, execution and delivery of this Agreement and the Shareholders Agreement by Kaiser) are legal, valid and binding agreements of each Penske, the Corporation and TCS, enforceable against each of them in accordance with their terms, except
(A) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (B) that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

          (iv) except as set forth in Schedule 4.5(b)(iv) there is no requirement applicable to Penske, the Corporation, or any direct or indirect subsidiary of the Corporation to make any filing with or to obtain any permit, authorization, consent or approval of, any federal or state authority as a condition to the lawful consummation by the Corporation of the transfer of the Preferred Stock to Kaiser pursuant to this Agreement; neither the execution of this Agreement by Penske and the Corporation and the consummation of the transactions provided herein, will (a) conflict with or result in any breach of any provision of, their respective Certificate or By-Laws; or (b) violate any order, writ, injunction or decree applicable to Penske, the Corporation, any direct or indirect subsidiary of the Corporation or their respective assets;

          (v) the execution, delivery and performance of this Agreement and the Shareholders Agreement and the Plan of Contribution/Reorganization by Penske, the Corporation and TCS, as applicable, will not constitute a violation of their Certificates of Incorporation or By-Laws (or other similar charter document), respectively, as currently in effect; and

          (vi) although no independent investigation will be made by counsel, to the best of such counsel's knowledge, except as set forth in Section 4.5(b)(vi) there is no claim, action proceeding or investigation pending or relating to Penske, the Corporation, any direct or indirect subsidiary of the Corporation or their respective assets, which could have a material adverse effect on the financial condition, assets, business, properties or prospects of such entities or their respective assets; and to the best of such counsel's knowledge neither Penske, the Corporation, any direct or indirect subsidiary of the Corporation, nor their respective assets is subject to any outstanding order, writ, injunction or decree that materially and adversely affect the financial condition, assets, business, properties or prospects of such entities.

          As to any matter contained in such opinion which involves the laws of any jurisdiction other than the federal laws of the United States or the corporate laws of the State of Delaware, or the laws of the State of New York, such counsel may rely upon opinions of counsel admitted to practice in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of fact upon certificates furnished by appropriate officers and directors of Penske and the Corporation and their subsidiaries and by public officials.

          (c) Kaiser shall have been reimbursed by the Corporation or TCS an amount not to exceed $103,000 representing the cost incurred by Kaiser in retaining Quest Environmental, Inc. and/or 7-7, Inc., to accelerate the complete removal of asbestos and asbestos containing materials from the power house on the Real Property.

     4.6 CONDITIONS TO THE OBLIGATIONS OF PENSKE AND THE CORPORATION TO EFFECT THE TRANSACTIONS CONTEMPLATED HEREBY. The obligations of Penske and the Corporation to effect the transactions contemplated hereby shall be further subject to the fulfillment at or prior to the Closing Date of the following conditions, any one or more of which may be waived by Penske and the
Corporation:

          (a) Kaiser shall, in all material respects, have performed and complied with the agreements contained in this Agreement, the Development Agreement and the Outline of Terms required to be performed and complied with it at or prior to the Closing Date, and the representations and warranties of Kaiser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except as otherwise contemplated by this Agreement), and Penske and the Corporation shall have received a certificate to that effect signed by the Chairman of the Board or the President of Kaiser and SDC;

          (b) none of Penske, the Corporation, Penske Speedway, TCS, Kaiser or SDC shall be subject to any order, decree or injunction of a court of competent jurisdiction which would impose any limitation on the ability of the Corporation and/or its direct and indirect shareholders effectively (i) to exercise full rights of ownership of SDC or TCS or to enable the Corporation and its subsidiaries to merge SDC into TCS upon the Closing (with TCS being the surviving party) or (ii) to complete the development and/or funding of The California Speedway in a timely and profitable manner in accordance with the Business Plan approved by the parties prior to the Closing as contemplated by the Development Agreement and Outline of Terms;

          (c) Kaiser shall have obtained from the California Environmental Protection Agency, Department of Toxic Substances Control (or its successor) (the "DTSC") a letter or other written document, satisfactory to Penske and its counsel, that Kaiser has performed and completed all remedial work required by the By-Products Area RAP (as defined in the Development Agreement) to the satisfaction of the DTSC and that no further remedial work (except as required by the O&M Agreement) is required by the DTSC pursuant to the Consent Order with regard to hazardous conditions known by the DTSC to exist on the Real Property included in operable Unit No. 2 and, to the best of its knowledge, the Real Property included in Operable Unit No. 2 is free of all hazardous substances covered by the Consent Degree that require remediation, other than substances below the surface in the By-Products Area which has been capped and which capped substances are being remediated by Kaiser in accordance with the By-Products Area RAP. It is acknowledged that the DTSC's written document will not address asbestos or the PCB transformers.

          (d) Penske and its counsel shall be satisfied with the environmental status of any part of the Real Property not included in Operable Unit No. 2 and the portion of the Kaiser Land occupied by A&C Recycling as of August 31, 1995 (the "A&C Parcel").

          (e) Kaiser shall have obtained from SCS Engineers, Inc. a written certification or other document, satisfactory to Penske and its counsel, to the effect that the Real Property is, to the best of its knowledge, free of all hazardous substances that any governmental entity may require remediation including, but not limited to, PCBs and other than substances below the surface in the By-Products Area which has been capped and which capped substances are being remediated by Kaiser in accordance with the By-Products Area RAP and PCBs located in transformers specified in Schedule 4.6(d). In addition, SCS Engineers shall certify to Kaiser and Penske or otherwise confirm in writing that they have surveyed all buildings on the Real Property and the A&C Recycling Parcel for asbestos except the power house and the coke oven facilities.

          (f) Kaiser shall have provided financial assurances acceptable to Penske to assure the removal of the asbestos and asbestos containing materials in the power house and coke ovens portion of the Real Property, the other miscellaneous structures on the Real Property and any on the A&C Parcel.

          (g) Penske and the Corporation shall have received an opinion from Terry L. Cook, General Counsel of Kaiser, dated the Closing Date and satisfactory in form and substance to Penske, the Corporation and their counsel, substantially to the effect that:

          (i) Kaiser has the power and authority to execute and deliver this Agreement and the Shareholders Agreement and to consummate the transactions contemplated thereby; and the execution and delivery of this Agreement and the Shareholders Agreement and the consummation of the transactions contemplated hereby have been duly authorized by requisite action on the part of Kaiser;

          (ii) Kaiser and SDC are corporations organized, existing and in good standing under the laws of the State of Delaware and California respectively;

          (iii) all of SDC's stock is validly issued, fully paid and nonassessable and is held of record by Kaiser; the SDC common stock to be transferred to the Corporation constitutes all of the issued and outstanding capital stock of SDC;

          (iv) the instruments of conveyance and transfer executed and delivered by Kaiser to SDC prior to the Closing are the valid acts and deeds of Kaiser.

          (v) this Agreement, the Shareholders Agreement and the Plan of Contribution/Reorganization have been executed and delivered by Kaiser and SDC, as applicable, and (assuming the valid authorization, execution and delivery of this Agreement, the Shareholders Agreement and Plan of Contribution/Reorganization by Penske and the Corporation and TCS, as applicable) are legal, valid and binding agreements of Kaiser enforceable against Kaiser in accordance with its terms, except (a) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights; (b) that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (c) any asserted right to restrict the use of real property (other than the Real Property) not owned by the Corporation or Kaiser or its affiliates and any direct or indirect subsidiary or affiliate of the Corporation or Kaiser;

          (vi) except as set forth in Schedule 4.6(g)(vi), there is no requirement applicable to Kaiser or SDC to make any filing with, or to obtain any permit, authorization, consent for approval of, any federal or state authority as a condition to the lawful consummation by Kaiser of the transfer of the SDC common stock pursuant to this Agreement; neither the execution and delivery of this Agreement by Kaiser nor the transfer by Kaiser of the SDC common stock and Real Property as contemplated by or pursuant to this Agreement will (a) conflict with or result in any breach of any provision of, their Certificates of Incorporation or By-Laws (or other similar charter documents); or (b) violate any order, writ, injunction or decree applicable to Kaiser or SDC, or any of their respective assets; and

          (vii) although no independent investigation will be made by counsel other than a search by a commercial litigation search firm of public records for state and federal courts in Los Angeles, San Bernardino and Riverside Counties, California for a period of five years and review of the title policy issued by CTIC, to the best of such counsel's actual knowledge, except as set forth in Schedule 4.6(g)(vii), there is no claim, action, proceeding or investigation pending or relating to Kaiser or SDC or the Real Property before any court or governmental, regulatory or arbitral authority or body which could have a material and adverse effect on the financial condition, assets, business, properties or prospects of Kaiser, SDC or the Real Property, respectively; and to the best of such counsel's knowledge, neither Kaiser, SDC, nor the Real Property is subject to any outstanding orders, writs, injunctions or decrees that materially and adversely affect the financial condition, assets, business, properties or prospects of Kaiser, SDC, or the Real Property, respectively.

          As to any matter contained in such opinion which involves the laws of any jurisdiction other than the federal laws of the United States or the laws of the State of Delaware or State of Colorado, such counsel may rely upon opinions of counsel admitted to practice in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of fact upon certificates furnished by Kaiser and appropriate officers and directors of Kaiser and by public officials.

          (h) all notes or other indebtedness of SDC's stockholders, directors and officers to SDC shall be discharged by payment in full except for the amounts to be reimbursed to Kaiser as provided in Section 8.9.

          (i) Kaiser shall have complied with its responsibilities arising pursuant to a certain "Covenant to Restrict Use of Property" among Kaiser and DTSC annexed hereto as Exhibit "F" and the DTSC has not taken any actions or withheld any approvals which could, in the opinion of Penske adversely affect the development or operation of The California Speedway or Penske or the Corporation, and their respective shareholders and partners.

          (j) The perpetual easements for the benefit of the Real Property, burdening the Kaiser Land and the MRF Land, generally described on Schedule 4.6(h) hereto, shall be in effect.

          (k) Kaiser shall have repaid the speedway site rail relocation costs advanced by Penske to Kaiser in accordance with Section 2.B. of the Outline of Terms.

          (l) Kaiser shall have entered into a Sewer Services Agreement with SDC in accordance with Section 9.9 of this Agreement that is reasonably acceptable to Penske.

          (m) Kaiser shall have entered into a Water Rights Agreement with SDC in accordance with Section 9.7 of this Agreement that is reasonably acceptable to Penske.


                                   ARTICLE V.
                   TRANSACTIONS ON AND AFTER THE CLOSING DATE

     5.1 COVENANTS OF PENSKE AND KAISER. Penske and Kaiser covenant and agree that promptly upon the Closing a meeting of stockholders of the Corporation shall be convened at which they will each cause the:

          (a) amendment of the Certificate of Incorporation of the Corporation to that set forth in Exhibit "C" annexed hereto;

          (b) election of two (2) Kaiser-designees, Daniel N. Larson and Lee R. Redmond, to the Board of Directors of the Corporation;

          (c) amendment of the By-Laws of the Corporation to that set forth in Exhibit "C" annexed hereto.

     5.2 SHAREHOLDERS AGREEMENT. At the Closing, the Corporation, Penske and Kaiser will enter into a Shareholders Agreement in the form of Exhibit "A" annexed hereto.

     5.3 APPOINTMENT OF KAISER - DESIGNEE TO THE BOARDS OF SUBSIDIARIES. Penske and the Corporation covenant and agree that promptly upon Closing, Penske and the Corporation shall cause the appointment or election of Kaiser-designees, Daniel N. Larson and Lee R. Redmond, to the Board of Directors of Penske Speedway and each of the Corporation's other direct and indirect subsidiaries.

     5.4 APPOINTMENT OF TCS - DESIGNEE TO THE CSI/KAISER TRANSPORTATION COMMITTEE. Promptly upon Closing, so long as the Settlement Agreement among Kaiser and California Steel Industries, Inc. ("CSI") dated June 1, 1995 (the "CSI Agreement") remains in effect, Kaiser shall cause the appointment or election of a person designated by TCS in writing to be one (1) of the two (2) Kaiser-designees on the CSI/Kaiser Transportation Committee specified in Section 10.d.4 of the CSI Agreement and Kaiser shall cause its remaining designee on the CSI/Kaiser Transportation Committee to vote consistently with the instructions of the TCS-designated person with respect to matters affecting The California Speedway. The Corporation shall cause its designee on the CSI/Kaiser Transportation Committee to vote consistently with the instructions of the Kaiser - designated person on the CSI/Kaiser Transportation Committee with respect to matters not affecting The California Speedway. The Kaiser and TCS designees shall cooperate in good faith as to matters that affect both The California Speedway and Kaiser Land.

     5.5 SECOND RIGHT OF REFUSAL. In the event Penske Performance, Inc. or FII or its subsidiary desire to sell any of its stock in Penske, after compliance with any shareholder's agreement between Penske Performance, Inc. and FII, provided Kaiser or a direct or indirect subsidiary of Kaiser is the owner of at least ten percent (10%) of the issued outstanding preferred or common stock of the Corporation, Penske Performance, Inc. or FII, as the case may be, shall give Kaiser the opportunity to purchase all of the shares offered for sale upon the same terms and conditions as set forth in such shareholder's agreement as if Kaiser were a party to such agreement, except that any time period or deadline to exercise a right of refusal and to consummate any purchase, shall commence from the receipt by Kaiser of written notice of the proposed sale detailing the price, terms and conditions of the proposed sale and identifying the proposed purchaser. In addition, all time periods afforded to FII or Penske Performance, Inc., to elect to exercise a right of purchase and to consummate any such transaction shall, but not exceeding fifteen (15) business days from the receipt by Kaiser of written notice from the selling shareholder that the non-selling shareholder has declined or failed to purchase the offered Penske shares (as the case may be), also be granted to Kaiser. Kaiser shall be sent written notice of any possible sale of stock in Penske by FII or Penske Performance, Inc. at the same time notice has been given to the non-selling party. Such second right of refusal may only be exercised by Kaiser if it is in compliance with all material terms and conditions of this Agreement and the other agreements referred to herein of which it is a party.


                                  ARTICLE VI.
                    COVENANTS REGARDING USE OF REAL PROPERTY

     6.1 COVENANTS OF KAISER RELATING TO OTHER KAISER REAL PROPERTY. Kaiser agrees that from and after the Closing it hereby assumes the liabilities of SDC associated with the Speedway Research Park as specified on Schedule 6.1 hereto as well as any other liabilities and obligations of SDC associated with the Speedway Research Park or any other projects of Kaiser associated with the Kaiser Land (as defined in the Development Agreement), or the approximately 30 acre parcel which is currently planned to be constructed in phases as a materials recovery facility (the "MRF Parcel") or the approximately 31 acres of parcels commonly referred to as the NAPA Lots located north of the MRF Parcel or the parcels referred to as the Kaiser West End located south and west of the MRF Parcel. Kaiser further agrees that it shall comply with all of its obligations contained in the "Covenant To Restrict Use of Property" referred to in Section 4.6(g), as it may be modified or superseded, any orders issued by a governmental agency or a court in connection therewith, and the Operation and Maintenance Agreement referenced therein (the "O&M Agreement"), as such O&M Agreement may be amended or superseded.

          Kaiser further agrees it will not use, nor will it negotiate with any person, other than the Corporation, for the use of, all or any portion of the Kaiser Land as a location for a motorsports complex. In addition, Kaiser will not use, or permit the use of, the Kaiser Land or the MRF Parcel or the NAPA Lots or the West End Parcel for any other purpose which might materially interfere with the operation of The California Speedway and its motorsports complex activities. Kaiser shall have the right to continue to provide or cause to be provided, but at no expense or liability to Penske or its subsidiaries, or to SDC, or their respective shareholders (other than Kaiser), or their officers, directors or employees: (i) existing utility services contemplated by the TCS construction plan; (ii) utility services contemplated by the TCS construction plans; and (iii) new utility services after construction of The California Speedway as agreed to in advance by Penske, to Kaiser's tenants not located on the Real Property, adjoining land owners and other adjoining and owner tenants, but only in accordance with applicable laws and regulations and only in such a manner as will not jeopardize TCS' insurance policies or materially increase its premiums or materially interfere with the full commercial development or operation of The California Speedway and its motorsports complex activities.
The Parties acknowledge that the Kaiser Land, the MRF Parcel, the NAPA Lots and the West End Parcel are presently zoned "heavy industrial" and "commercial" and recognize that the future use and development of the Kaiser Land and the MRF Parcel, the NAPA Lots and the West End Parcel can be undertaken consistent with the applicable zoning and other legal and regulatory requirements. There shall be no restriction in the use and development of the Kaiser Land (except the Real Property) or land owned by Kaiser and its Affiliates adjacent to the Kaiser Land as contemplated as of the Closing Date, subject to the Corporation's rights under Section 8.7, if such use and development is in accordance with applicable laws and regulations and only in such a manner as will not jeopardize TCS' insurance policies or materially increase its premiums or materially interfere with the operation of The California Speedway and its motorsports complex activities.

     6.2 NO INTERFERENCE IN CARRYING OUT DUTIES UNDER O&M AGREEMENT. The Corporation and its direct and indirect subsidiaries acknowledge that a portion of the Real Property generally corresponding to the By-Products Area cap and other limited areas will be subject to the terms and conditions of one or more documents titled "Covenant to Restrict Use of Property," and Operation and Maintenance Agreement ("O&M Agreement") between Kaiser and the DTSC and they shall not allow, take or cause to be taken any action that would significantly reduce the capability of any party to such documents to carry out its duties, rights and/or responsibilities under such agreements. Kaiser agrees that it will not materially alter or modify the terms of the O&M Agreement without the prior written consent of TCS, if such alteration or modification could adversely affect The California Speedway. The foregoing section shall not be deemed to diminish or affect Kaiser's responsibilities under Sections 9.1, 9.4(a), and
11.2 of this Agreement.

     6.3 PRORATIONS. Any proration of real property taxes and other similar types of charges or expenses that may be appropriate or necessary as a part of the transactions contemplated by this Agreement shall be prorated as of the date of this Agreement.

                                  ARTICLE VII.
                   COVENANTS REGARDING USE OF NAMES AND MARKS

     7.1 COVENANT OF KAISER RELATING TO "PENSKE" NAME AND MARKS. Kaiser acknowledges Penske Racing, Inc.'s and Penske System, Inc.'s claim of ownership of all right, title and interest in and to the names and marks "PENSKE RACING", and "PENSKE", respectively, and agrees that Kaiser has no right, title or interest, nor will claim any right, title or interest of ownership or otherwise in and to the names and marks "PENSKE RACING" "PENSKE", and "PENSKE SPEEDWAY", other than the right to the use thereof as a stockholder of the Corporation, after Kaiser becomes a stockholder of the Corporation in accordance with this Agreement, as provided in and subject to the Trade Name and Trademark Agreement in the form of Exhibit "D" annexed hereto, which will be executed immediately upon the Closing by the Corporation, Penske Speedway and Penske System, Inc. In addition, Kaiser acknowledges SDC's claim of ownership of all right, title and interest in the name and any mark associated with "The California Speedway" and agrees that Kaiser has no right, title, interest, nor will claim any right, title or interest of ownership or otherwise in and to the name and any mark associated with "The California Speedway" except through the ownership of SDC prior to its consummation of the closing.

     7.2 COVENANT RELATING TO "KAISER" NAME AND MARKS. Penske, the Corporation and its direct and indirect subsidiaries acknowledge Kaiser's claim of ownership of all right to the title and interest in and to the names "Kaiser", "Kaiser Steel", and "Kaiser Ventures Inc." and the marks of Kaiser as set forth in
Schedule 7.2, and they agree that Penske, the Corporation and its direct and indirect subsidiaries have no right, title or interest, nor will claim any right, title or interest of ownership or the use in and to the names "Kaiser", "Kaiser Steel" and "Kaiser Ventures Inc." and the marks set forth on Schedule 7.2.


                                 ARTICLE VIII.
                                OTHER COVENANTS

     8.1 FINANCIAL STATEMENTS AND OTHER INFORMATION. In addition to any information that is provided to a member of the Board of Directors of the Corporation or a member of the Board of Directors of each of the Corporation's direct or indirect subsidiaries, the Corporation will deliver to Kaiser (so long as Kaiser holds any Preferred Stock or more than 2% of the outstanding common stock of the Corporation):

          (a) as soon as available, but in any event within 25 days after the end of each monthly accounting period in each fiscal year, unaudited consolidated statements of income and changes in consolidated financial position of the Corporation and its subsidiaries for such monthly period and for the period from the beginning of the fiscal year to the end of such month, and the consolidated balance sheets of the Corporation and its subsidiaries as of the end of such monthly period, setting forth in each case comparisons to the annual business plan and to the corresponding period in the preceding fiscal year;

          (b) as soon as available, but in any event within 40 days after the end of each quarterly accounting period in each fiscal year, unaudited consolidating and consolidated statements of income and changes in consolidated financial position of the Corporation and its subsidiaries for such quarterly period and for the period from the beginning of the fiscal year to the end of such quarter, and consolidating and consolidated balance sheets of the Corporation and its subsidiaries as of the end of such quarterly period, accompanied in each case with comparisons to the annual business plan and to the corresponding period in the preceding fiscal year (if any), and all such statements will be prepared in accordance with generally accepted accounting principles, consistently applied;

          (c) within 75 days after the end of each fiscal year, consolidating and consolidated statements of income and changes in financial position of the Corporation and its subsidiaries for such fiscal year, and consolidating and consolidated balance sheets of the Corporation and its subsidiaries as of the end of such fiscal year, setting forth in each case comparisons to the annual business plan and to the preceding fiscal year, all prepared in accordance with generally accepted accounting principles, consistently applied, and accompanied by (i) with respect to the consolidated statements, an unqualified opinion of the independent accounting firm of Deloitte & Touche LLP or another accounting firm of recognized standing reasonably acceptable to Kaiser, (ii) a copy of such firm's annual management letter to the board of directors of the Corporation, and (iii) a narrative management discussion and analysis of the Corporation's financial condition, liquidity and operating results for such period.

          (d) promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Corporation's or any of its subsidiaries' operations and financial affairs given to them by its independent accountants (and not otherwise contained in other materials provided hereunder);

          (e) at least 10 days, but not more than 90 days prior to the end of each fiscal year, a direct annual business plan prepared for the Corporation and its direct and indirect subsidiaries for the succeeding fiscal year (displaying anticipated statements of income, changes in financial position and balance sheets) providing Kaiser has the opportunity to review and comment on such business plan at least ten (10) days prior to its final adoption, and promptly upon its adoption, the final business plan shall be provided to Kaiser and, promptly upon preparation thereof, any other significant business plans which the Corporation prepares and any significant revisions of such annual or other business plans, and within 30 days after any monthly period in which there is a material adverse deviation from the annual business plan, an Officer's Certificate explaining the deviation and what actions the Corporation has taken and proposes to take with respect thereto;

          (f) simultaneously with the delivery to any lender, a copy of any notice, certificate or other writing delivered to such lender disclosing any event which has a Material Adverse Effect;

          (g) simultaneously with transmission thereof, copies of all financial statements, proxy statements, reports and any other general written communications which the Corporation or any subsidiary sends to its directors or security holders and copies of all registration statements and all regular, special or periodic reports which it files, or any of its officers or directors file with respect to the Corporation or any subsidiary with the Securities and Exchange Commission or with any securities exchange on which any of its securities are then listed, and copies of all press releases and other statements made available generally by the Corporation or any subsidiary to the public concerning material developments in such company's business;

          (h) within 10 days after the Corporation's receipt, copies of any notice of default under a Material Contract, or the notice of non-renewal of a Material Contract which could have a Material Adverse Effect.

     8.2 INSPECTION OF PROPERTY. The Corporation will permit Kaiser and any representatives designated by Kaiser, so long as Kaiser holds any Preferred Stock or more than 1% of the outstanding common stock of the Corporation, upon reasonable notice and during normal business hours and such other times as any such holder may reasonably request, to (a) visit and inspect any of the properties of the Corporation and its subsidiaries, and (b) discuss the affairs, finances and accounts of any such corporations with the directors, officers, and key employees of such companies.

     8.3 OTHER MINORITY SHAREHOLDER RIGHTS. So long as Kaiser holds outstanding shares of the Corporation's issued and outstanding stock, and the Corporation is not a Public Company (which, for the purposes of this Agreement shall mean the Corporation's having filed an effective registration statement with the Securities and Exchange Commission, selling its registered securities to the public of the same class of securities owned by Kaiser and listing such securities on a nationally recognized stock exchange or NASDAQ), the
Corporation:

          (a) shall allow Kaiser to maintain its ownership interest in the Corporation if it chooses to make any required capital contributions. Pre-emptive rights to Kaiser shall cover all shares of any class of stock issued or to be issued by the Corporation as well as all securities convertible into or exercisable for voting shares that are granted contingent voting rights. If the Corporation proposes to raise capital through the issuance of such securities, Kaiser shall be given a minimum of ninety (90) days advance written notice of the proposed issuance or creation of such securities and the option to exercise its preemptive rights with respect thereof. Such notice shall detail the rights and privileges of such securities, as well as the sales price of such securities. In addition, except as contemplated by this subsection (a), neither the Corporation nor Penske shall take any other steps to dilute the ownership interest of Kaiser except: (i) with Kaiser's prior written consent, which consent will not unreasonably be withheld; or (ii) in connection with the Corporation becoming a Public Company after Kaiser gives notice of the exercise of its Put right as provided in Section 8.6. Actions taken by a subsidiary after that Subsidiary has become a Public Company (after Kaiser has given its consent to its initial public offering), shall not be deemed to be an action of the Corporation or of Penske in violation of this Subsection (a).

          (b) grants to Kaiser the right, from time-to-time, upon reasonable notice to inspect the books, records, contracts and other documents and information of or pertaining to the Corporation, its assets and its wholly or partially owned subsidiaries and their assets.

          (c) agrees that Kaiser shall, subject to the last two sentences of this subsection (c), at all times hold at least fifteen percent (15%) of the positions on the Board of Directors of the Corporation and each of Penske Speedway and TCS (provided Penske owns more than 50% of the voting stock of the Corporation and, as applicable, Penske Speedway and TCS, indirectly); provided, however, Kaiser's representation shall never be less than two (2) individuals. In addition, at least one (1) of Kaiser's representatives on the foregoing Boards of Directors of the Corporation shall serve on any executive or similar committee that may be created by such Board of Directors of the Corporation and Penske Speedway and TCS. Penske shall vote its shares of the Corporation in favor of Kaiser's nominees to the Board of Directors. If Kaiser's Preferred Stock or common stock ownership interest in the Corporation is ten percent (10%) or greater, Kaiser shall have a minimum of two (2) representatives on the Corporation's Board of Directors. If Kaiser's ownership of Preferred Stock or common stock is less than ten percent (10%) but greater than three percent (3%), Kaiser shall have a minimum of one (1) member on the Board of Directors of the Corporation, Penske Speedway and TCS, subject to the first proviso in the first sentence of this subsection.

          (d) agrees that any decision that would otherwise require approval by a minimum of a majority of the voting securities of the Corporation under applicable Delaware corporate law, shall require the approval of a minimum of eighty six percent (86%) of the voting securities and, during the period of Kaiser's ownership of at least eighty six percent (86%) of the Corporation's Preferred Stock, the approval of Kaiser. At the Corporation's Board of Directors level, the following decisions shall require the consent of one of the Kaiser representatives to the Board of Directors, until Kaiser owns less than ten percent (10%) of the aggregate issued and outstanding Preferred Stock or voting securities of the Corporation:

          (i) Except as contemplated in the approved Business Plan, capital expenditures on an annual basis in excess of $8,500,000;

         (ii) Except as contemplated in the approved Business Plan, for borrowing of funds in excess of $8,500,000 on a secured basis (except for a refinancing of existing mortgages);

        (iii) The issuance of securities except as may be required by this Agreement or the Shareholders Agreement;

         (iv) The sale or other transfer of assets or the acquisition of assets with a fair market value in excess of $8,500,000,

          (v) Amending the articles of incorporation or bylaws of the Corporation and each of its subsidiaries; unless the Corporation or the subsidiary has become a Public Company; and

         (vi) The issuance of any securities of a direct or indirect subsidiary of the Corporation to a person other than the Corporation or a subsidiary of the Corporation except for the following reasons: (1) to avoid the exercise of the "put" option specified in this Agreement or the Shareholders Agreement after Kaiser gives notice of the exercise of its put option as specified in Section 8.6; or (2) to enable a lender to the Corporation, Penske Speedway, Penske or TCS to enforce its creditors' rights, or (3) to avoid a default under the Corporation's or its Subsidiary's credit facilities; or (4) with respect to securities of the Corporation, to a shareholder of Penske should Kaiser fail to satisfy the Corporation's capital call pursuant to the terms of Section 8.8 of this Agreement.

     8.4 DIVIDEND POLICY. Until the Corporation is a Public Company, it shall be the policy of the Corporation and its Board of Directors, subject to the reasonable discretion of the Board of Directors and subject to any financial covenants in any applicable loan documents, to declare and pay a dividend equal to at least seventy five percent (75%) of the annual net income of the Corporation and its subsidiaries on a consolidated basis after the payment of operating costs and fees, debt service, taxes and the creation of reserves necessary for reasonable operating and capital expenditures and taxes.

     8.5 MANAGEMENT/PARENT COMPANY CHARGES. Subject to the provisions of this Agreement or the Shareholders Agreement and the reasonable discretion of the Board of Directors of the Corporation, after an evaluation of the respective business and management contributions of the Corporation's shareholders, until the Corporation is a Public Company, Kaiser can be paid an amount up to fifteen percent (15%) of the total management fees and other charges paid by the Corporation and/or its Affiliates as parent company charges (excluding payments on parent company loans) (i.e., for every $1.00 paid, Penske can receive $.85 and Kaiser can receive $.15). Kaiser's percentage can be adjusted from time to time to reflect Kaiser's ownership interest in the Corporation and its business and management contributions. Prior to payment, all management fees and other charges to be paid by the Corporation and/or its direct and indirect subsidiaries as parent company charges (other than payments on parent company loans) shall require the approval of at least one of Kaiser's representatives on the board of directors of the Corporation or the subsidiary proposing to pay such a parent company charge. Kaiser shall not be paid any management fees or parent company charges paid by the Corporation if Kaiser then holds any Preferred Stock of the Corporation except as provided herein. However, commencing effective July 1, 1995 (with the first quarterly payment in arrears due on September 30, 1995), the Corporation will pay to Kaiser a special development management fee of $650,000 per year payable quarterly at the close of each quarter. This special development management fee shall cease effective as of the date Kaiser is required to become a common stockholder of the Corporation.

     8.6 PUT OPTION. In the event the Corporation or its successor is not a Public Company ten (10) years after the Closing Date, Kaiser agreeing that it will not unreasonably withhold its consent to the Corporation or its successor becoming a Public Company prior to such ten (10) year date, thereafter Kaiser shall have the right, but not the obligation, to require Penske or Penske's designee to purchase all of its shares in the Corporation upon the terms and conditions set forth herein.

          (a) If the Corporation or its successor is not a Public Company as of the tenth (10) anniversary of the Closing Date, at any time thereafter Kaiser may request in writing that the Corporation become a Public Company through the registration of common shares to be issued or registration of all or a portion of Kaiser's shares. The registration of common shares to be issued or registration of all or a portion of Kaiser's shares in the Corporation shall be at the option of the Corporation. Penske (or Penske's designee), the Corporation and Kaiser will cooperate with any primary offering or secondary offering of shares. If for any reason (other than Kaiser's lack of cooperation) the Corporation has not filed with and had declared effective by the Securities and Exchange Commission a registration statement for the sale of securities of the same class as held by Kaiser within one (1) year after Kaiser's request that the Corporation become a Public Company, Kaiser shall thereafter have the right at any time, in its sole discretion, to require, upon written notice, Penske (or Penske's designee) to purchase or cause to be purchased all of Kaiser's shares in the Corporation at the price and on the terms set forth in subsection (b) below. Kaiser shall give written notice to Penske (or Penske's designee) and to the Corporation of the exercise of its put rights.

          (b) The purchase price for Kaiser's ownership interest shall be determined as a pro rata amount of the value of the Corporation. The value of the Corporation and the per share value of the Corporation shall be determined as follows:

          (i) Kaiser and Penske (or Penske's designee) shall mutually select an independent appraiser of national reputation to make an appraisal of the fair market value of the Corporation. Any appraiser in making a fair market value determination shall take into account, among other things, the income, assets, liabilities, replacement cost of the assets, and the future prospects of the Corporation. There shall neither be a discount assigned to or given for minority ownership interests nor a premium assigned or given to majority ownership interests. The fair market value determination made by any appraiser shall be made as of the end of the calendar quarter immediately preceding the calendar quarter in which Kaiser exercises its put option as provided above.

          In the event Kaiser and Penske are unable to mutually select an independent appraiser within thirty (30) days after Penske's receipt of Kaiser's notice of the exercise of its put option, Kaiser shall select an appraiser, Penske shall select an appraiser and the two (2) appraisers shall select a third appraiser. The third appraiser shall conduct the fair market value determination of the Corporation. The cost of the appraisal and the appraisal process shall be borne by the Corporation. Penske, Kaiser and the Corporation shall fully cooperate with any appraiser in providing access to the assets, books and records of the Corporation.

          (ii) Notwithstanding the foregoing subsection (b)(i), the Parties agree that the minimum fair market value of the Corporation shall be determined as provided in this subsection (b)(ii). The after tax income of the Corporation on a consolidated basis and before management fees and parent company charges (other than parent company charges representing direct costs and expenses incurred by the parent company on behalf of the Corporation), adjusted for the negative tax effect of the addition of such fees and charges, shall be determined in accordance with generally accepted accounting principles applicable to the Corporation, as of the close of the Corporation's fiscal year immediately preceding the year in which Kaiser gives notice that it is exercising its put option rights and such amount shall be multiplied by twelve
(12). The resulting product shall be the value of the Corporation for purposes of this Agreement. For example, assume that in 1996 the after tax income of the Corporation on a consolidated basis and before management fees and parent company charges incurred by the Corporation other than parent company charges representing direct costs and expenses incurred by the parent company on behalf of the Corporation, adjusted for the negative tax effect of the addition of such fees and charges, is $4,000,000. The value of the Corporation in this example would be $48,000,000.

          (iii) The per share value of the Corporation shall be determined by dividing the fair market value of the Corporation as determined under the provisions of subsection (b)(i) or subsection (b)(ii) above, as applicable, by the number of issued and outstanding shares of the Corporation. The total purchase price for Kaiser's ownership interest in the Corporation shall be the per share value as calculated herein multiplied by the number of shares owned by Kaiser. The total purchase price shall be due and payable in full at closing unless the purchaser(s) of such stock shall elect to defer up to fifty percent (50%) of the purchase price until the first anniversary of the closing date of the sale of the stock. The closing of the transaction shall occur on or before ninety (90) days following the date that Kaiser gives its written notice of its election to exercise its put rights. If any portion of the purchase price is deferred, the deferred portion of the purchase price shall be evidenced by a promissory note. The principal amount of the promissory note shall accrue interest at the Prime Rate plus one percent (1%). The note shall be secured by a pledge of all the stock being sold pursuant to a security agreement with each purchaser. Penske (or its nominee) may assign the right to purchase all or a portion of Kaiser's stock in the Corporation to a third

Person, but Penske and the Corporation, shall guarantee or otherwise be financially responsible to Kaiser for the payment of the purchase price.

          (c) Penske and the Corporation shall take all corporate actions necessary or appropriate to consummate any exercise of the put option by Kaiser.

     8.7 CORPORATE OPPORTUNITIES. In addition to any other rights provided by law, the Corporation shall have the right of first refusal to participate in any transaction or opportunity that directly relates to the conduct or ownership of a motorsports complex, including, but not limited to, museums, exhibit halls, living quarters and other facilities and structures which are directly related to The California Speedway, Michigan International Speedway or Nazareth Speedway, that may come to Penske, Kaiser or an Affiliate of either, unless Penske and Kaiser agree as to which Affiliate may be excluded from this provision. For purposes of this Agreement the term "AFFILIATE" shall have the same meaning as set forth in Article I of the Development Agreement except neither FII nor ISC shall be deemed an AFFILIATE of Penske or the Corporation. The location of facilities and structures on Kaiser Land for any research, development or testing program or facility such as, but not limited to, the University of California at Riverside College of Engineering - Center for Environmental Research and Technology, but excluding such program or facility directly related to motor vehicle racing, shall be deemed excluded from the Corporation's "right of first refusal." Notice of any opportunity shall be furnished to the applicable entity and its board of directors. The entity receiving such notice shall thereafter have thirty (30) days in which to decide if it will in good faith pursue such opportunity as evidenced by the adoption or approval of an appropriate resolution.

     8.8 PRIORITY OF SOURCES OF CAPITAL. The Corporation and its direct and indirect subsidiaries shall use their best efforts to obtain, upon reasonable terms, all funds necessary for capital and operating expenditures (which shall include the funds necessary to construct The California Speedway on the Real Property) in the following priority until the Corporation has become a Public
Company: (a) first, from the cash reserves and the cash flow; (b) second, from unsecured loans from financial institutions, without shareholder guarantees; (c) third, loans secured by all or a portion of the existing or future assets of the Corporation from financial institutions, without shareholder guarantees; (d) fourth, loans secured by all or a portion of the existing or future assets of the Corporation from financial institutions, with shareholder guarantees given to secure such loans on a pro rata basis (to the extent that they may be lawfully or contractually permitted to do so); (e) fifth, but only in the event the Corporation has in good faith exhausted the above described funding sources, unless Penske and Kaiser shall otherwise agree, capital calls upon existing shareholders; provided, however, there shall be no obligation on Kaiser or Penske to meet a capital call; and (f) sixth, the sale of equity or other securities of the Corporation to third parties, which may include ISC. In addition, Penske and Kaiser agree that in connection with any on-site or off-site infrastructure improvements necessary to construct and operate The California Speedway, they shall, or cause the Corporation to, seek some form of municipal or district financing which may be reasonably available prior to making capital calls on the existing shareholders as provided herein. Penske and the Corporation shall in good faith cause the establishment of annual budgets and make other financial decisions in a manner not to artificially create the need for capital calls on shareholders.

     8.9 REIMBURSEMENT OF EXPENSES. After the Closing, Kaiser shall be reimbursed for its portion of the pre-development expenses (the twenty percent (20%)) and Development Agreement

Section 3.4 expenses advanced by Kaiser, which have been previously documented and approved by Penske in writing, out of capital contributions or loans, except those expenses which have been determined by Sections 6.1, 9.10, and 9.11 of this Agreement and the Outline of Terms to be solely the responsibility of Kaiser. Such reimbursement shall be accomplished pro rata (80% Penske; 20% Kaiser) with reimbursement of Penske's portion of those expenses after the Closing.

     8.10  MISCELLANEOUS.

          (a) For as long as Kaiser is a shareholder of the Corporation and the Corporation is not a Public Company, (i) all of the shares of Penske Speedway and each direct and indirect subsidiary of the Corporation, except for the shares of Pennsylvania International Raceway, Inc. owned by Jim Williams, will be directly or indirectly owned by the Corporation and there will be no changes in the ownership of Penske prior to January 1, 2000 (except (y) among the shareholders of Penske who are subsidiaries of Penske Corporation, ISC and Kaiser or (z) should Penske be required to contribute capital to the Corporation or one of its subsidiaries after compliance with Section 8.8); and (ii) there shall be no public offering of securities by Penske, the Corporation, or any direct or indirect subsidiary of the Corporation without Kaiser's prior written consent unless such offer is necessary for the avoidance of Kaiser's "put option" contained in this Agreement after Kaiser gives notice of the exercise of its put option.

          (b) The Corporation will cause Penske Speedway to pay to Kaiser the special development management fee of $650,000 per year specified in Section 8.5 of this Agreement. In the event there is a material delay in implementation of The California Speedway development and construction schedule as agreed upon by the Parties as of the date of this Agreement (assumed for the purpose of this subsection to be a September 15, 1995 start) solely because of Kaiser's delay in completing the required environmental remediation and obtaining the required governmental approvals for the remediation, then the commencement of the special management fee specified in Section 8.5 shall be delayed to reflect such material delay in The California Speedway construction.

          (c) Prior to, and during, the time Kaiser owns securities of the Corporation, Penske, the Corporation and Penske Speedway will cooperate with Kaiser, to the extent permitted by law in the event either becomes a Public Company, to make available information on Penske, the Corporation, Penske Speedway and its subsidiaries as deemed necessary by Kaiser for its public disclosure obligations and investor relations.

          (d) Kaiser acknowledges that Kaiser shall be responsible for all costs and conditions primarily associated with its contemplated Speedway Business Park as reflected in the Development Plan approved by San Bernardino County or other applicable governmental body prior to, and after, the filing of the subdivision map creating such Speedway Business Park parcels, which Speedway Business Park parcels will not be directly or indirectly owned by Penske, as well as for all costs and conditions associated with other uses of the remainder of the Kaiser Land or Kaiser's other assets.

          (e) Kaiser acknowledges that it will remain responsible for all costs associated with the safeguarding and monitoring of the environmental remediation efforts and techniques associated with the By-Products Area RAP (as defined in the Development Agreement) and the maintenance and operation of the cap and vapor extraction and/or other remedial property or equipment, and other measures associated with such RAP even after the Real Property becomes a direct or indirect asset of Penske Speedway.

          (f) Penske, the Corporation and Kaiser acknowledge that the Corporation shall be the first entity that becomes a Public Company, if and when such determination is made, unless otherwise mutually agreed upon by the Parties.

     8.11 RIGHTS ARE CUMULATIVE.  The rights of Kaiser as specified in this
Article VIII shall be in addition to, and not in lieu of, any rights and privileges granted by law or by written agreement between the parties.


                                  ARTICLE  IX.
              MATTERS RELATED TO THE CALIFORNIA SPEEDWAY PROPERTY

     9.1 REMEDIATION OF HAZARDOUS MATERIALS. Kaiser has previously entered into a Consent Order dated August 22, 1988 (the "Consent Order') with the State of California Department of Health Services, now known as the California Department of Toxic Substances Control ("DTSC"). Pursuant to the Consent Order, Kaiser is required to remediate hazardous substances on or in its property, including the Real Property, pursuant to remediation plans to be approved by the DTSC. Kaiser and Penske acknowledge that the remedial action plans may be expanded or amended from time to time and any reference in this Agreement to any remedial action plan shall be deemed to include any expansions or amendments thereof. Subject to the limitations described below, Kaiser shall be responsible, at its sole cost and expense, for the remediation work for hazardous materials on its property and including the Real Property, subject to any right of reimbursement which Kaiser may have from third parties. Kaiser or its agents shall obtain all necessary licenses, manifests, permits and approvals to perform such work and shall retain competent environmental consultants who shall complete the remediation work in accordance with the remedial action plans. Kaiser has obtained a By-Products Area RAP which it will fully comply with. Furthermore, Kaiser shall be responsible for the remediation of any hazardous materials not covered by the Consent Order to the extent remediation is required by any governmental agencies having jurisdiction to assure the timely and economic development of The California Speedway. Kaiser shall pursue the completion of the By-Products Area RAP, and other areas that may require a remediation of hazardous materials. All such work shall be performed by Kaiser and Kaiser's consultants in compliance with all applicable laws, rules, regulations and permits. Notwithstanding anything in this Agreement, with regard to the By-Products Area, Kaiser shall only be obligated to pay the costs associated with the remediation of such area using a "capping strategy" or other strategy, as approved by the DTSC, at the grade existing as of the date of the Business Plan approval by the Parties (the "Existing Grade"). If the grading provided in the approved Business Plan, construction or operation plans for The California Speedway, results in a lower elevation than the Existing Grade, any increase in remediation costs for the By-Products Area attributable to the lower elevation shall be borne by TCS. However, if the DTSC modifies the initial By-Products Area RAP capping or other strategy for any reason other than: (i) due to the grading, resulting in a lower elevation than the Existing Grade; or (ii) due to the other construction or operation plans for The California Speedway (except as provided in the approved Business Plan), Kaiser shall be responsible for the additional remediation costs associated with the expanded or modified By-Products Area RAP.

          To the extent lawfully possible, Kaiser and Penske shall seek for the benefit of Penske, its Affiliates, SDC, the Corporation, FII or ISC and any lender or other developer of The California Speedway the protections afforded by California statute AB 2589, and similar statutes and/or regulations.

     9.2 REMOVAL OF TIRES. Located on the Real Property is a substantial number of tires that were deposited on such property by former tenants of Kaiser. Kaiser shall be responsible, at its sole cost and expense, for the removal of such tires subject to the right of reimbursement from any third party. Kaiser will provide TCS the opportunity to acquire, at no additional charge, other than the direct expense incurred in handling the tires, any of the tires remaining on the Real Property at the time of construction of the motorsports complex on the Real Property prior to removal of the remaining balance of the tires from the Real Property.

     9.3 DEMOLITION AND GRADING. Except for the environmental remediation obligations of Kaiser as expressly provided in this Agreement and Kaiser's responsibilities under Sections 9.10 and 9.11 and the Outline of Terms, Penske, the Corporation and Kaiser acknowledge and agree that the demolition of the existing structures and foundations, grading and other items necessary to put the Real Property into a condition to be a ready to build site for The California Speedway shall be costs advanced by the Corporation and/or its subsidiaries to the applicable entity and ultimately borne and/or assumed, and the benefits acquired, by The California Speedway Corporation. If additional special handling costs are incurred in connection with the demolition of existing structures and foundations due to the presence of hazardous materials, Kaiser shall be responsible only for the incremental or special handling costs associated with such hazardous materials.

     9.4  ENVIRONMENTAL INDEMNITY.

          (a) Indemnification by Kaiser.  Kaiser hereby agrees to indemnify,
              -------------------------
protect, defend (with counsel satisfactory to Penske) and hold Penske, the Corporation, SDC, TCS, ISC, FII, and their directors, officers, shareholders (both direct and indirect), partners or other owners, employees, agents, subsidiaries, affiliates, successors and assigns, other than Kaiser, harmless from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, liens, expenses and costs (including, without limitation, cleanup, removal, remediation, restoration and monitoring costs and attorneys' fees and other professional fees and costs of all types) which arise out of or result from the presence of any hazardous materials on, in, under or about the Real Property, which first exist before the Closing Date or which otherwise arise as a direct result of the activities of Kaiser, its AFFILIATES, their tenants, or their agents, employees, contractors or consultants. Notwithstanding the foregoing, Kaiser's indemnity shall not apply to any release caused by any disturbance of Kaiser's remediation work by TCS, Penske, ISC and/or FII, and their respective agents, employees, contractors or consultants. Kaiser's indemnity shall survive any termination of this Agreement, the Closing Date, and the development of The California Speedway on the Real Property.

          (b) Indemnification by Penske.  Penske (or, in lieu thereof, Penske
              -------------------------
Performance, Inc. may, at Penske Performance, Inc.'s option, be substituted therefor prior to the Closing) hereby agrees to indemnify, protect, defend (with counsel satisfactory to Kaiser) and hold Kaiser, the Corporation, the Corporation's direct or indirect subsidiaries, and their directors, officers, shareholders (both direct and indirect), partners or other owners, employees, agents, subsidiaries, Affiliates, successors and assigns, other than itself, harmless from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, liens, expenses and costs (including, without limitation, cleanup, removal, remediation, restoration and monitoring costs and attorneys' fees and other professional fees and costs of all types) ("Indemnity Claims") which arise out of or result from the presence or release of any hazardous materials on, in, under or about the Michigan International Speedway and Nazareth Speedway, as applicable ("Penske Assets") which first exist on or prior to the Closing Date. Notwithstanding the foregoing, the undertaking shall not apply to any release caused by any work done by Kaiser and its agents, employees, contractors or consultants in connection with an investigation and/or inspection of the Penske Assets or in connection with Kaiser's remediation responsibilities. The indemnity undertaking shall survive any termination of this Agreement, the Closing Date and the development of The California Speedway on the Real Property.

     9.5 WATER TREATMENT PLANT. Until such time as the development of The California Speedway reasonably requires that such operations be terminated as determined by the Corporation or earlier upon Kaiser's sole election, Kaiser shall be entitled to continue operating, at its sole expense, and receiving revenues from its water treatment plant and related facilities which are located on the Real Property as of the date of this Agreement.

     9.6 RECEIPTS FROM KAISER TENANTS AND FROM PENSKE ASSETS. Except as otherwise expressly provided in this Agreement, until August 1, 1995 (or such later date, occurring prior to the Closing Date, established by Penske and Kaiser in good faith after consideration of the factors set forth in Section 8.10(b) of this Agreement), Kaiser shall retain, and Penske and the Corporation shall have no rights in, all revenues Kaiser derives from its tenants and others related to the Real Property and until the Closing Penske shall retain, and Kaiser and the Corporation shall have no rights in, all revenues Penske derives from the Penske Assets.

     9.7 WATER RIGHTS. Kaiser will contribute as a part of the Real Property rights to the annual usage of Four-Hundred and Seventy Five (475) acre feet of water from Kaiser's adjudicated Chino Basin non-agricultural overlying water rights (the "Mill Site Water Rights") which shall be jointly owned by Kaiser and SDC (or its successor) pursuant to a water rights agreement which will be negotiated in good faith between Kaiser and SDC prior to the Closing Date and shall be in a form acceptable to Penske (the "Water Rights Agreement"). The Water Rights Agreement shall provide that Kaiser and SDC will jointly own Four-Hundred and Seventy Five (475) acre feet of Mill Site Water Rights; provided, however, SDC shall have the first priority of use and beneficial use of the annual water entitlement represented by such Mill Site Water Rights. To the extent that SDC (or its successor) does not fully utilize such water rights, in any water year (July 1 to June 30), Kaiser shall have the right to store or use for Kaiser's benefit or for the benefit of the Kaiser Land without payment to SDC all such unused water. Except for, and limited to, the water rights described herein and in the Mill Site Water Rights Agreement, neither Penske nor the Corporation shall have any or acquire an interest in any water rights of any nature or kind, including, but not limited to, all riparian and appropriative rights to surface water and all water rights now or in the future represented by water stock currently owned by Kaiser.

     9.8 EASEMENTS. Kaiser, at no cost to Penske, the Corporation, SDC, or TCS, shall grant appropriate access and right of way easements to and over the Kaiser Land (defined as that certain real property located in San Bernardino County, California being approximately 1200 acres, minus the Real Property, depicted on Exhibit "E" annexed hereto), for the benefit of the Real Property as shall be mutually determined in the Business Plan or as otherwise mutually agreed. Similarly, the

Real Property, at no cost to Kaiser, shall be burdened with appropriate access and right of way easements for the benefit of the Kaiser Land after the Closing, which easements shall be mutually agreed upon by the parties.

     9.9 SEWER SERVICE. Kaiser or a wholly owned subsidiary of Kaiser will provide sewer service to the Real Property for a period of not less than twenty
(20) years (provided Kaiser may legally provide such service and to provide such service does not involve a material unreimbursed expenditure by Kaiser and with Kaiser being able to discontinue such service after five (5) years upon at least twelve (12) months written notice for other reasonable reasons) exercised in good faith in accordance with a Sewer Services Agreement between Kaiser or a subsidiary of Kaiser and SDC and SDC's legal successors which will be negotiated in good faith by such parties prior to the Closing Date in a form acceptable to the Corporation and which shall include, among others, the following provisions. The annual sewer service operating charges to TCS for serving the Real Property shall not exceed one-hundred thousand dollars ($100,000) adjusted annually by the increase in the consumer price index for the Los Angeles/Anaheim, California area assuming California Steel Industries, Inc. continues to receive sewer services from the sewer treatment facility, in accordance with its current or a substantially similar sewer services agreement with Kaiser.

          (a) Effective as of the Closing, SDC shall have the right of first refusal or option to purchase Kaiser's wastewater treatment facility, land and assets should Kaiser (a) elect to terminate the Sewer Services Agreement for the Real Property, or (b) discontinue the providing of sewer service to the Real Property, or (c) desire to sell or lease such facility or assets. Such right of first refusal or option may only be exercised by the Corporation if Penske, the Corporation and any direct or indirect Affiliate of Penske is in compliance with all material terms and provisions of this Agreement and all other agreements referred to herein in which any such entity is a party. The purchase price shall be for cash at the fair market value thereof as determined below less twenty five percent (25%) of the fair market value, and the Closing upon such purchase shall take place no later than ninety (90) days after notice of exercise is given. The facility and assets shall be sold free and clear of any financial liens and encumbrances, or other liens or encumbrances that might materially interfere with the operation of the facility as historically conducted or contemplated by the TCS construction plans other than those liens and encumbrances found to be acceptable to SDC and Penske. Kaiser shall also transfer to the purchaser any and all governmental permits and licenses, which can lawfully be transferred, associated with the facility and/or the assets and shall grant to the purchaser perpetual easements upon Kaiser's property to permit the purchaser to operate and maintain the facility and the assets for the benefit of the Real Property as then conducted or contemplated in the TCS construction plans. If SDC (a successor or a subsidiary of SDC) purchases such facility, land and associated assets, SDC shall continue to offer to serve and to serve all existing users of sewer service provided by the sewer facility in accordance with any written agreement for the provision of such services then in effect. Subsequent to the date hereto, SDC and Penske shall have the right to review and approve in writing any sewer services agreement utilizing the facility, which approval shall not be unreasonably withheld. SDC acknowledges that it may need to seek certain approvals and permits or make modifications to the sewer facility and its equipment upon a change in ownership. The fair market value of the sewer facility, land and associated assets shall be determined as follows:

          (b) Subject to the provisions of Section 9.9(f) of this Agreement, if Kaiser receives a bona fide third party offer that it desires to accept for the sale or lease of the sewer facility, land, associated assets and permits, the fair market value for the facility and the associated assets shall be the price, terms and conditions as offered by the proposed purchaser or lessee; provided, however, the purchase price to SDC shall be less the twenty five percent (25%) discount referenced in Section 9.9(a) above. SDC shall have thirty
(30) days from the receipt of such notice to elect to exercise its right of first refusal assuming SDC and Penske and its direct and indirect Affiliates are in compliance with all the material terms and conditions of this Agreement. In the event SDC fails to exercise its right of first refusal as provided herein or SDC or Penske or its direct or indirect Affiliates is not in compliance with the material terms and conditions of this Agreement, Kaiser shall be free to sell or lease the sewer facility and its assets to the proposed purchaser or lessee subject to outstanding agreements regarding sewer service, including the Sewer Services Agreement with SDC. If SDC exercises its right of first refusal, but fails to consummate the purchase or lease as a result of SDC's fault, SDC's right of first refusal shall terminate and shall no longer be applicable.

          (c) In the event there is no third party offer, fair market value shall be determined by the fair market value of the sewer facility and its associated assets as an operating facility as determined by an independent appraiser, familiar with the permitting, construction and operation of a sewer facility, mutually selected by Kaiser and the Corporation; provided, however, the purchase price to SDC shall be less the twenty five percent (25%) discount referenced in Section 9.9(a) above. If the parties are unable to mutually select an independent appraiser, an independent appraiser familiar with the permitting, construction and operation of sewer treatment facilities in Southern California, shall be selected by the American Arbitration Association, Los Angeles, California. The costs of any arbitration and of the independent appraiser shall be borne equally by Kaiser and the Corporation.

          In determining fair market value by appraisal, "Fair Market Value" shall be based upon the "as is" "where is" condition and location of the sewer facility, land and its associated assets as an operating facility less the value or, if greater, the depreciated cost of any improvements to the sewer facility funded by the Corporation or any subsidiary of the Corporation.

          (d) Subsequent to the fifth (5th) anniversary of the Closing Date, SDC (or its successor) shall have the option at anytime thereafter to purchase the sewer treatment facility, land and the associated assets at fair market value as determined in Section 9.9(c) above; provided, however, the purchase price shall be less the twenty five percent (25%) discount referenced in Section 9.9(a) above; provided, however, SDC shall: (i) continue to offer and provide sewer service in accordance with written contracts to existing users; and (ii) offer and provide sewer service to the Kaiser Land that does not then receive sewer service to the extent that: (x) such service may be legally provided; (y) such service will not materially interfere with the services then being provided by the sewer facility to the Real Property; and/or (z) SDC will not be required to make a material unreimbursed expenditure to provide such service.

          (e) In the event the Corporation becomes a Public Company as defined in Section 8.3 of this Agreement prior to the fifth (5th) anniversary of the Closing Date, SDC shall have the option to at any time to acquire the sewer treatment facility, associated land and associated assets at fair market value as determined in Section 9.9(c) above; provided, however, the purchase price shall be less the twenty five percent (25%) discount referenced in Section 9.9(a) above; and further more provided, however, SDC shall: (i) continue to offer and provide sewer service in accordance with written contracts then in existence; and (ii) offer and provide sewer service to the Kaiser Land that does not then receive sewer service to the extent that: (y) such service will not materially interfere with the services then being provided by the sewer facility to the Real Property;

or (z) SDC will not be required to make a material unreimbursed expenditure to provide such service. Notwithstanding the foregoing, such option shall not be effective if Kaiser determines in good faith that for legal or regulatory reasons that the sewer treatment facility will not be able to serve existing and future users of such services associated with Kaiser Land. In such event, and assuming SDC still desires to exercise the option provided in this Section 9.9(e), Kaiser and SDC (or its successor) will in good faith negotiate for the sale of the sewer treatment facility, land and associated assets which will accommodate Kaiser 's concerns. For example, it may be necessary for Kaiser to continue to own a significant interest in the sewer treatment facility, land and its associated assets, but SDC could own the controlling interest.

          (f) Notwithstanding anything contained herein, Kaiser shall not voluntarily sell, lease or transfer the sewer treatment facility, land and associated assets for a period of five (5) years from the Closing Date without TCS's prior written consent.

     9.10 TRANSFORMER REMOVAL. In accordance with the TCS development plan and schedule Kaiser shall, at no cost to Penske, the Corporation, SDC or TCS, promptly remove, and dispose of, in accordance with applicable law, the transformers located on the Real Property which Penske has not required Kaiser to remove prior to the Closing.

     9.11 RELOCATION OF KAISER'S TENANT AND LOT LINE ADJUSTMENT. Kaiser shall, at no cost to Penske, the Corporation, SDC or TCS, cause the relocation of its tenant, A&C Recycling, from its present location on the Kaiser Land to another location on the Kaiser Land generally specified on Schedule 9.11, not on the Real Property, on or before February 1, 1996 and to cause the portion of the Kaiser Land presently occupied by A&C Recycling, as described on Schedule 9.11(a) to be vacated by A&C Recycling and be free of any hazardous materials requiring remediation pursuant to the applicable regulatory authorities, other than certain trace metals found to be acceptable to Penske, on or before February 1, 1996. Kaiser shall promptly certify in writing to Penske and the Corporation that the previously described circumstances are then in existence and provide supporting documentation to Penske and the Corporation. Kaiser shall, at the request of Penske, at any time during the term of this Agreement, at no cost to Penske, the Corporation, SDC or TCS, lawfully cause a lot line adjustment so that the land described on Schedule 9.11(a) becomes a lawful part of the Real Property, which adjustment is found to be acceptable to CTIC (or the title insurance company then insuring the fee interest in the Real Property), so that the owner's policy issued by CTIC (or the applicable title insurer) to SDC or its successor is modified in a manner acceptable to Penske.

     9.12. ASBESTOS. As soon as reasonably possible after the completion of an asbestos abatement project, Kaiser shall obtain from Quest Environmental (only with respect to asbestos in or on the power house portion of the Real Property) 7-7, Inc. (only with respect to the asbestos in or on the coke ovens portion of the Real Property) and TEG, Inc. (only with respect on the miscellaneous buildings) a written document or certification satisfactory to Penske and its counsel that provides that all asbestos has been removed in accordance with their respective contracts, and Kaiser shall promptly furnish the document or certification to the Corporation.

                                   ARTICLE X.
                          TERMINATION AND ABANDONMENT

     10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

          (a) by mutual consent of the parties;

          (b) by Penske, if there has been a material violation or breach by Kaiser of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Penske or the Corporation impossible and such violation or breach has not been waived by Penske;

          (c) by Kaiser, if there has been a material violation or breach by either of Penske or the Corporation of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Kaiser impossible and such violation or breach has not been waived by Kaiser; or

          (d) at any time after March 31, 1996 by either of Penske or Kaiser unless the party seeking to terminate is not in compliance with a material obligation arising under this Agreement.

     10.2 PROCEDURE FOR TERMINATION. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by any or all of the parties pursuant to Section 1 0.1, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein all filings, applications and other submissions made after the date of and pursuant to this Agreement shall, to the extent practicable, be withdrawn from the agency or other person to which they were made and the provisions of the Development Agreement and the Outline of Terms shall continue in full force and effect upon their terms.


                                  ARTICLE XI.
                          INDEMNIFICATION; SURVIVAL OF
                         REPRESENTATIONS AND WARRANTIES

     11.1 INDEMNITY OBLIGATIONS OF PENSKE. Penske shall indemnify and hold Kaiser and its subsidiaries, affiliates, directors, officers, shareholders, employees and agents (collectively, "Kaiser Affiliates") and the Corporation harmless from and reimburse the Corporation and each Kaiser Affiliate and the Corporation for any Kaiser Indemnity Claims and Corporation Indemnity Claims, respectively (as such terms are hereinafter defined) arising under the terms and conditions of this Agreement. For the purposes of this Agreement, the term "Kaiser Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost or expense of any nature whatsoever arising out of, based upon or resulting from (i) any breach of any representation and warranty of Penske which is contained in Article II of this Agreement or any Schedule or certificate required to be delivered pursuant thereto; (ii) any breach or nonfulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of Penske which are contained in or made pursuant to this Agreement; (iii) any liabilities or obligations arising out of any and all actions, claims, suits, proceedings, demands, assessments, judgments, recoveries, damages, costs and expenses or deficiencies incident to the disposal of any matter which is the subject of indemnification in this
Section 11.1 or Section 9.4(b) and (iv) all interest, penalties, costs and expenses (including, without limitation, all out-of-pocket expenses, and reasonable fees and disbursements of accountants and counsel) arising out of or related to any Kaiser Indemnity Claims asserted under this Section 11.1. The term "Corporation Indemnity Claim" shall have the same meaning as Kaiser Indemnity Claim for all purposes hereunder except that: (x) the indemnity shall relate to the breach of any representation and warranty of Penske which is contained in Sections 2.6 through 2.13 of this Agreement or any Schedule or certificate required to be delivered pursuant thereto; (y) any recovery with regard thereto shall be for the account of the Corporation; and (z) Kaiser shall have the right to pursue such claims, and to exercise the rights of an indemnified party hereunder, on behalf of the Corporation. The foregoing indemnification shall calculate any loss to the indemnified party after considering any tax benefit to the indemnified party resulting from the loss.

     11.2 INDEMNITY OBLIGATIONS OF KAISER. Kaiser hereby agrees to indemnify and hold Penske and its respective subsidiaries (including, but not limited to the Corporation and TCS), affiliates, directors, officers, shareholders, employees and agents (collectively, "Penske Affiliates"), harmless from, and to reimburse, Penske and each Penske Affiliate for any Penske Indemnity Claims (as that term is hereinafter defined) arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Penske Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, suit, action, fee, cost or expense of any nature whatsoever arising out of, based upon or resulting from (i) any breach of any representation and warranty of Kaiser which is contained in Article III of this Agreement or any Schedule or certificate required to be delivered pursuant thereto; (ii) any breach or nonfulfillment of, or failure to perform, any of the covenants, agreements or undertakings of Kaiser contained in or made pursuant to the terms and conditions of this Agreement; (iii) any obligations or liabilities arising out of any and all actions, claims, suits, proceedings, demands, assessments, judgments, recoveries, damages, costs and expenses or deficiencies incident to the disposal of any matter which is the subject of indemnification under this Section 11.2; and (iv) all interest, penalties, costs and expenses (including, without limitation, all out-of-pocket expenses, reasonable investigation expenses and reasonable fees and disbursements of counsel and accountants) arising out of or related to any Penske Indemnity Claims asserted under this Section 11. 2. The foregoing indemnification shall calculate any loss to the indemnified party after considering any tax benefit to the indemnified party resulting from the loss.

     11.3 NOTIFICATION OF CLAIMS. Subject to the provisions of Section 11.4 below, in the event of the occurrence of an event which any party asserts constitutes a Kaiser Indemnity Claim or a Corporation Indemnity Claim or a Penske Indemnity Claim, as applicable, the indemnified party shall provide the indemnifying party with prompt notice of such event and shall otherwise make available to the indemnifying party all relevant information which is material to the claim and which is in the possession of the indemnified party. If such event involves the claim of any third party (a "Third Party Claim"), the indemnifying party shall have the right to elect to join in the defense, settlement, adjustment or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnifying party in connection with the handling of such claim, at the sole expense of the indemnifying party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of the indemnifying party unless and until the indemnifying party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment or compromise of the same. An indemnified party's failure to give timely notice or to furnish the indemnifying party with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying party. If so desired by any indemnifying party, such party may elect, at such party's sole expense, to assume control of the defense, settlement, adjustment or compromise of any Third-Party Claim insofar as such claim relates to the liability of the indemnifying party, provided that such indemnifying party shall obtain the consent of all indemnified parties before entering into any settlement, adjustment or compromise of such claim, or ceasing to defend against such claim, if as a result thereof, or pursuant thereto, there would be imposed on an indemnified party any liability or obligation not covered by the indemnity obligations of the indemnifying parties under this Agreement (including, without limitation, any injunctive relief or other remedy).

     11.4 DURATION. Except as otherwise provided in this Agreement, all representations, warranties, covenants and agreements of the parties contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive the Closing Date; provided, however, that (except in respect of any claims for indemnification as to which notice shall have been duly given prior to the relevant expiration date set forth below) such representations, warranties, covenants, agreements and rights shall expire on the following dates:

          (a) in the case of a Kaiser Indemnity Claim or a Corporation Indemnity Claim or a Penske Indemnity Claim arising as a result of the breach of the representations and warranties related to taxes, or a Kaiser Indemnity Claim, a Corporation Indemnity Claim or a Penske Indemnity Claim set forth in Sections 9.4(a) or 9.4(b), the date of expiration of the relevant tax or environment law or regulation statute of limitations, including any extensions thereof;

          (b) in the case of a Kaiser Indemnity Claim or a Corporation Indemnity Claim or a Penske Indemnity Claim arising under Articles V - VIII, and Sections 9.1-9.3, 9.5-9.8, and 12-15-12.18, the date of expiration of the relevant statute of limitations;

          (c) in the case of all other claims for indemnification arising under this Agreement, on the second anniversary of the Closing Date.

     11.5 LIMITATIONS.  Notwithstanding anything to the contrary herein:

          (a) Any claim by an indemnified party against any indemnifying party under this Agreement (other than a claim under Sections 9.4(a) or (9.4(b), or Articles V-VIII, or Sections 9.1-9.3, 9.5-9.8 and 12.15-12.18) shall be payable by the indemnifying party only in the event and to the extent that the accumulated amount of all claims in respect of such indemnifying party's obligations to indemnify under this Agreement shall exceed the amount of $100,000 in the aggregate (the "Indemnification Threshold").

          (b) If any party becomes aware of any breach of any representation or warranty or any breach or non-fulfillment of any covenant or obligation of another party hereunder, the party becoming so aware shall promptly notify the other party or parties of such breach or non-fulfillment and afford such other party or parties a reasonable opportunity to cure such breach or non-fulfillment prior to seeking any indemnification hereunder. An indemnified party's failure to give timely notice shall not constitute a defense (in part or in whole) to any claim for indemnification by such party except and only to the extent that such failure shall result in any material prejudice to the indemnifying party.

          (c) The amount of damages payable by an indemnifying party to an indemnified party hereunder with respect to a claim based on particular facts, circumstances or liabilities shall be reduced by amounts previously paid by such indemnifying party or its affiliates with respect to such facts, circumstances or liabilities to the extent such recovery constitutes a double recovery for the same claim.

          (d) Each indemnified party shall use reasonable efforts to mitigate damages with respect to claims hereunder. The indemnifying party shall, upon payment to the indemnified party of damages with respect to any claim, be subrogated to the rights of the indemnified party against third parties with respect to the matters forming the basis for such claim, to the extent of such damages paid. The foregoing subrogation rights shall in no event permit the indemnifying party to pursue any claims against any Affiliate of the indemnified party.


                                  ARTICLE XII.
                                 MISCELLANEOUS

     12.1 PROHIBITION ON ASSIGNMENT/BINDING EFFECT. This Agreement may not be assigned or transferred by any Party without the express written consent of the other Party, which consent may be withheld in such Party's sole and absolute discretion. Subject to the foregoing, this Agreement shall extend to and be binding upon the legal representatives, successors, and permitted assigns of Kaiser and Penske. Furthermore, Penske, except to avoid the "put option" of Kaiser contained in this Agreement after Kaiser gives notice of the exercise of its "put option" or a default under its credit facilities, may not dilute its ownership interest in the Corporation below fifty one percent (51%) without the prior written consent of Kaiser which consent may be withheld in Kaiser's reasonable discretion so long as Kaiser owns at least 1% of the Corporation's issued and outstanding Preferred or common stock. In addition, the effective ownership interest of Penske Performance, Inc., in Penske or in the Corporation, except to avoid the "put option" of Kaiser contained in this Agreement after Kaiser gives notice of the exercise of its "put option" or a default under its credit facility, may not dilute its effective ownership interest in the Corporation below fifty-one percent (51%) prior to January 1, 2000, without the prior written consent of Kaiser which consent may be withheld in Kaiser's sole and absolute discretion so long as Kaiser owns at least fifteen (15%) of the Corporation issued and outstanding Preferred or common stock.

     12.2 NOTICES AND DEMANDS. All notices or demands required or permitted under this Agreement shall be in writing, signed by the Party giving the same, and shall be deemed properly given and received when personally served or upon the earlier of (a) receipt or (b) rejection, if sent by registered or certified mail, postage prepaid, or by nationally recognized overnight courier service, such as Federal Express, and addressed to the intended recipient at the address set forth below or at any other address which such Party gives the other Party notice in accordance with the provisions of this Section 12.2.

                Kaiser Ventures Inc.
                3633 E. Inland Empire Boulevard Suite 850
                Ontario, California 91764
                Attn.:  Daniel N. Larson, President

                Penske Speedways Holding Corp.
                1105 N. Market Street Suite 1300
                Wilmington, Delaware 19801
                Attn.:  Walter P. Czarnecki, President

                PSH Corp.
                1105 N. Market Street Suite 1300
                Wilmington, Delaware 19801
                Attn.:  Roger S. Penske, President

     12.3 CAPTIONS FOR CONVENIENCE. The headings and captions hereof are for convenience and reference only and shall not be considered in interpreting the provisions hereof.

     12.4 SEVERABILITY. Any provision in this Agreement which is illegal, invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability, without invalidating the remaining provisions hereof or affecting the legality, validity or enforceability of such provision in any other jurisdiction. Kaiser, Penske and the Corporation shall negotiate in good faith to replace any illegal, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that, to the extent possible, will preserve the economic bargain of this Agreement, or shall otherwise amend this Agreement, including the provision relating to choice of law, to achieve such result.

     12.5 GOVERNING LAW. This Agreement shall be interpreted and enforced according to the laws of the State of California.

     12.6 NO ORAL AMENDMENT OR MODIFICATIONS. No provision of this Agreement may be amended or modified except to the extent any such amendment or modification is expressly and specifically set forth in a written instrument executed by the Party against whom the amendment or modification is sought.

     12.7 RELATIONSHIP OF PENSKE AND KAISER. Nothing contained herein shall be deemed or construed as creating the relationship of principal and agent, partnership or joint venture, and no provision in this Agreement and no act of Kaiser or Penske until the Closing shall be deemed to create any relationship other than that expressly provided in this Agreement, or in the Development Services Agreement, effective as of April 11, 1994, by and among Kaiser, SDC, Penske Corporation, Penske Performance, Inc. and TCS, or in the Development Agreement. Without limiting the generality of the foregoing, all obligations of Kaiser, Penske and the Corporation with respect to third parties shall be independent.

     12.8 ATTORNEYS' FEES. If it is necessary for either Kaiser or Penske to bring an action, (including any form of dispute resolution pursuant to this Agreement or the Shareholders Agreement), either at law or in equity, to enforce or interpret the terms of this Agreement, or the Shareholders Agreement, the prevailing Party in such action shall be entitled to recover its reasonable attorneys' fees and other professional fees and costs of all types, as a party of any judgment therein, in addition to any other award which may be granted.

     12.9 WAIVER. The waiver by either Kaiser, Penske or the Corporation of any default in the performance by the other party of any agreement or covenant contained herein shall not be construed to be a waiver of any preceding or subsequent default of the same or any other agreement or covenant contained herein.

     12.10 DISPUTE RESOLUTION. If any dispute arises relating to the interpretation or performance of this Agreement or the Shareholders Agreement which the parties are unable to resolve between themselves, they agree to use the following as their sole method of resolving the dispute:

          (a) Kaiser and Penske agree to jointly select a judicial officer who is affiliated with the Judicial Arbitration and Mediation Service, or such other equivalent organization as Kaiser and Penske may mutually select, to act as the trier of fact and judicial officer in such dispute resolution;

          (b) If Kaiser and Penske are unable to agree upon a particular judicial officer, then the decision shall be made by the chief executive officer of the Judicial Arbitration and Mediation Service, after consulting with Kaiser and Penske;

          (c) Kaiser and Penske shall have the same rights of discovery as if the dispute were being resolved in the Superior Court of the State of California. However, the judicial officer shall, on his own motion, or the request of either Kaiser or Penske, have the authority to extend or reduce the time periods therefor; and,

          (d) The judicial officer serving hereunder shall be designated as a referee under the provisions of Title VIII, Chapter 6 of the California Code of Civil Procedure (Sections 638 through 645. 1, inclusive). Payment for the services of the judicial officer and the rights and procedure of appeal, and/or other review of the decision, shall be made as provided in such sections.

          The parties acknowledge and agree that the aforementioned method of dispute resolution shall relate only to disputes with respect to the interpretation or performance OF any provision of this Agreement and shall not apply to the enforcement of any provision with respect to which there is no dispute over interpretation or performance or with respect to which any previous dispute over interpretation or performance has been resolved. Furthermore, the dispute resolution procedures provided herein shall not apply to any action in which injunctive relief or specific performance is sought.

     12.11 INVESTIGATIONS: SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of the parties contained herein or in any certificates, schedules or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. Each and every such representation and warranty shall survive the (a) Closing and the consummation of the transactions contemplated by this Agreement or (b) the termination of this Agreement pursuant to Section 10.1 or otherwise. In addition, all covenants, agreements and obligations of the parties shall survive the Closing.

     12.12 EXPENSES. Each party will pay the fees and disbursements of its counsel in connection with the transactions contemplated hereby. Except as hereinafter set forth, all other out-of-pocket expenses of the parties in connection therewith will be borne and paid by the Corporation. The Corporation will reimburse Penske for Penske's and its AFFILIATES' out-of-pocket costs of organizing and qualifying the Corporation in the jurisdictions necessary for the conduct of the Corporation business.

     12.13 ENTIRE AGREEMENT. This Agreement and the schedules and exhibits attached hereto contains all of the agreements and understanding with respect to the matters covered hereby, and no prior agreements, oral or written, or understandings, representations, or warranties of any nature or kind whatsoever pertaining to such matters shall be effective for any purpose unless expressly incorporated into the provisions of this Agreement or the exhibits or schedules attached hereto; provided, however, in the event of the termination of this Agreement, the provisions of the Development Agreement and the Outline of Terms shall continue in full force and effect upon their terms. Notwithstanding the foregoing, the Parties agree that additional documents may need to be prepared, executed, and delivered from time-to-time to carry out the terms of and the transactions contemplated by this Agreement and the Parties will cause their preparation, execution and delivery in good faith.

     12.14 EXHIBITS. All exhibits and schedules which are referred to in this Agreement are incorporated into this Agreement as though fully set forth herein.

     12.15 CONFIDENTIALITY. If a Party gives notice to the other Party that certain of its information is being furnished (or for which access is being given to the other Party) on a confidential basis, then, to the extent that such information is disclosed or made available to it, the other Party shall thereafter treat and maintain the same as confidential information and shall not use it or disclose it to others without the prior consent of the Party giving notice; provided, however, that this provision shall not apply to (a) disclosure or use as is necessary to perform the provisions of any transactions contemplated by this Agreement and (b) disclosure or use which is required or compelled by law. Notwithstanding the foregoing, this Section 12.15 shall not apply to any information which the Party to which the information has been furnished can show (i) has been published or become part of the public domain other than by the conduct of such Party, its officers, employees or agents; (ii) has been furnished or made known to such Party by third parties (other than those acting directly or indirectly on behalf of such Party) as a matter of legal right and without restriction on disclosure or (iii) was lawfully in such Party's possession before the disclosure by the disclosing Party.

     12.16 PUBLICITY. No Party will disclose or reveal information concerning this Agreement or the transactions contemplated hereby to any Person other than such Party's immediate legal, accounting, or financial advisors, or to prospective stockholders of Penske, who will in turn hold all such information confidential except as may be required by law or except as may be required to perform the provisions of and transactions contemplated by this Agreement. The Parties acknowledge that filings with the Securities and Exchange Commission will need to be made by Kaiser which describe and discuss this Agreement. All press releases and other public announcements concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Penske, Kaiser and the Corporation. No Party shall act unilaterally in this regard without the prior consent of the other, which consent shall not be unreasonably withheld.

     12.17 GOOD FAITH AND FAIR DEALING. Except where this Agreement expressly permits a Party to act or refuse to act in its sole discretion, each Party shall act reasonably and shall cooperate with the other Party and shall exercise the utmost in good faith and fair dealing towards the other Party, so that the purposes of this Agreement can be attained. Except where this Agreement expressly permits a Party to act or refuse to act in its sole discretion wherever in this Agreement the consent or approval by one Party is required to an act of the other Party such consent or approval shall not be unreasonably withheld or delayed. The Parties also recognize that in the course of their relationship under this Agreement circumstances may change. Therefore, they agree to exercise the utmost in good faith and fair dealing towards one another in negotiating amendments to this Agreement so as to provide the flexibility which shall enable them to attain the purposes of this Agreement. In addition, neither the Corporation nor its subsidiaries shall enter into an agreement with any AFFILIATE, written or verbal, in which the consideration paid to such Affiliate would be an amount in excess of that which would be paid to another or an independent third party providing similar goods and services in an arm's length transaction. Similarly, if an Affiliate is acquiring rights or benefits from the Corporation or its subsidiaries, no such Affiliate shall pay less consideration to the Corporation or its subsidiaries than would be received from another or independent Affiliate in an arm's length transaction.

     12.18 FURTHER COOPERATION. Each Party shall take such further actions and sign or cause to be executed and delivered such further documents as may be necessary from time to time to carry out the purposes of this Agreement.

     12.19 COUNTERPARTS. This agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, Kaiser, Penske and the Corporation have caused this Agreement to be executed by their duly authorized respective representative, the day and year first above written.

                              "KAISER"
                              KAISER VENTURES INC.



                              By: /s/ Daniel N. Larson
                                  -------------------------------------
                                  Daniel N. Larson
                                  President and Chief Executive Officer


                              "PENSKE"
                              PSH CORP.


                              By: /s/ Walter P. Czarnecki
                                  -------------------------------------
                                  Walter P. Czarnecki
                                  President

                              "THE CORPORATION"
                              PENSKE SPEEDWAYS HOLDING CORP.


                              By: /s/ Walter P. Czarnecki
                                  -------------------------------------
                                  Walter P. Czarnecki
                                  President


          PENSKE PERFORMANCE, INC. joins in this Agreement solely in recognition of its obligations contained in the last sentence of Section 12.1, and, if applicable, Section 9.4(b), of this Agreement.

PENSKE PERFORMANCE, INC.


By: /s/ Walter P. Czarnecki
     -------------------------------------
    Walter P. Czarnecki
    Executive Vice President


   FACILITY INVESTMENTS, INC. joins in this Agreement solely in recognition of its obligations contained in Section 5.5 of this Agreement.

FACILITY INVESTMENTS, INC.


BY: /s/ H. Lee Combs
    -------------------------------------
    (NAME)

    Vice President
    -------------------------------------
    (TITLE)

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